Exhibit 4.3

[Execution]

Dated as of April 15, 2014

CREDIT AGREEMENT

among

LAYNE CHRISTENSEN COMPANY,

as the Administrative Borrower,

CERTAIN SUBSIDIARIES OF LAYNE CHRISTENSEN COMPANY,

as Co-Borrowers,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

JEFFERIES FINANCE LLC,

as

Lead Arranger and Book Running Manager,

JEFFERIES FINANCE LLC,

as Syndication Agent,

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A.

as Co-Collateral Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Swingline Lender,

and

PNC BANK, NATIONAL ASSOCIATION,

as Issuing Bank

i

ANNEXES

Annex I	—	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(b)	—	Co-Borrowers
Schedule 1.01(c)	—	Pledgors
Schedule 1.01(d)	—	Subsidiary Guarantors
Schedule 1.01(e)	—	Refinancing Indebtedness
Schedule 1.01(f)		Unrestricted Subsidiaries
Schedule 3.04(a)	—	Financial Information
Schedule 3.05(b)	—	Real Property
Schedule 3.07(a)	—	Equity Interests
Schedule 3.07(c)	—	Corporate Organizational Chart
Schedule 3.07(d)	—	Immaterial Subsidiaries
Schedule 3.20	—	Insurance
Schedule 4.01(g)	—	Local Counsel
Schedule 5.17	—	Post-Closing Matters
Schedule 6.01(c)	—	Existing Indebtedness
Schedule 6.02(c)	—	Existing Liens
Schedule 6.04(b)	—	Existing Investments
Schedule 6.06(b)	—	Asset Sales

EXHIBITS
Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Intercompany Note
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	[Reserved]
Exhibit G	—	Form of LC Request
Exhibit H-1	—	Form of Revolving Note
Exhibit H-2	—	Form of Swingline Note
Exhibit I-1	—	Form of Perfection Certificate
Exhibit I-2	—	Form of Perfection Certificate Supplement
Exhibit J	—	Form of Security Agreement
Exhibit K	—	Form of Portfolio Interest Certificate
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Bank Product Provider Letter Agreement
Exhibit N-1	—	Form of Closing Borrowing Certificate
Exhibit N-2	—	Form of Borrowing Base Certificate
Exhibit O	—	Form of Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 15, 2014 is among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Guarantors, the Lenders from time to time party hereto, Jefferies Finance LLC, as lead arranger and book running manager (in such capacity, the “Arranger”), Jefferies Finance LLC, as syndication agent (in such capacity, the “Syndication Agent”), PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), PNC Bank, National Association and Wells Fargo Bank, N.A., as co-collateral agents for the Lenders (in such capacity, the “Co-Collateral Agents”), PNC Bank, National Association, as swingline lender (in such capacity, the “Swingline Lender”), and PNC Bank, National Association, as issuing bank for the Lenders (in such capacity, an “Issuing Bank”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of an asset-based senior secured revolving credit facility to be available for borrowings from time to time on and after the date hereof until the Maturity Date, in an aggregate principal amount not in excess of $135,000,000 all as more particularly set forth herein;

WHEREAS, the Borrowers have requested the Swingline Lender to extend credit, at any time and from time to time prior to the Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $15,000,000. The Borrowers also have requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $75,000,000, to support payment obligations incurred in the ordinary course of business by the Borrowers and their respective Subsidiaries;

WHEREAS, the Borrowers have agreed to secure all of their obligations by granting to the Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their assets;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrowers hereunder and to secure their respective obligations by granting to the Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their assets; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean (a) any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II and (b) any Swingline Loan.

“Additional Unsecured Notes” shall mean unsecured Indebtedness of the Administrative Borrower in the form of notes, which may be guaranteed on an unsecured basis by one or more Subsidiary Guarantors; provided that (a) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring 91 days following the Maturity Date, (b) the terms of such Indebtedness (including covenants, defaults, guaranties and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Administrative Borrower and its Subsidiaries under the Loan Documents, provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Agent in good faith at least five Business Days (or such shorter period as the Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (c) the indenture or other document governing such Indebtedness (including any related guaranties) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included), and (d) the Administrative Borrower shall have furnished to the Agent a certificate from a Responsible Officer of the Administrative Borrower certifying as to compliance with the requirements of preceding clauses (a) through (c).

“Administrative Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that (a) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns ten (10%) percent or more of any class of Equity Interests of the person specified and (ii) any person that is an officer or director of the person specified and (b) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.

“Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor agent pursuant to Article X.

“Agent Fee Letter” shall mean the confidential Fee letter, dated as of April 15, 2014, between the Administrative Borrower, the Agent and the Co-Collateral Agents.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Agents” shall mean, collectively, the Arranger, the Documentation Agent, the Syndication Agent, the Co-Collateral Agents and the Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time. For purposes of this Agreement, the Foreign Corrupt Practices Act is not an Anti-Terrorism Law.

“Applicable Commitment Fee Percentage” shall mean (a) for each calendar quarter (or, if shorter, for the period from the Closing Date through June 30, 2014) during which the daily average Total Revolving Exposure for such period is greater than or equal to fifty (50%) percent of the Total Revolving Commitments, three-eighths of one (0.375%) percent, and (b) for each calendar quarter (or, if shorter, for the period from the Closing Date through June 30, 2014) during which the daily average Total Revolving Exposure for such period is less than fifty (50%) percent of the Total Revolving Commitments, one-half of one (0.50%) percent.

“Applicable Margin” shall mean, with respect to any Type of Loan, at any time:

(a) subject to clause (b) below, the applicable percentage (on a per annum basis) set forth in the chart below as to Eurodollar Loans and ABR Loans, respectively, that will result, in accordance with such chart, if the Quarterly Average Undrawn Availability for the immediately preceding fiscal quarter of the Administrative Borrower is in an amount within the range indicated in the chart below for such percentage:

Tier	Quarterly Average Undrawn Availability	Eurodollar Loans	ABR Loans
I	≤ 33.3% of Total Revolving Commitments	3.25%	2.25%
II	> 33.3% but ≤ 66.7% of Total Revolving Commitments	3.00%	2.00%
III	> 66.7% of Total Revolving Commitments	2.75%	1.75%

(b) For the period from and including the Closing Date to and including October 31, 2014, the Applicable Margin shall be set at Tier II in the table above. Thereafter, the Applicable Margin for each Type of Loan shall be (i) adjusted as of the 1st day of each fiscal quarter of the Administrative Borrower, commencing November 1, 2014 and as of the first day of each fiscal quarter thereafter (i.e., the 1st day of each of February, May, August and November), based upon the Borrowing Base Certificates (and related information) delivered to the Agent, in accordance with Section 5.01(d), with respect to the months comprising the immediately preceding fiscal quarter (each an “Adjustment Date”), commencing with the delivery by the Administrative Borrower of the Borrowing Base Certificate in each of the months comprising the fiscal quarter of the Administrative Borrower ending October 31, 2014, and (ii) based upon the calculation by the Agent of the Quarterly Average Undrawn Availability for such fiscal quarter. In the event that any Borrowing Base Certificate (and related information) is not provided to the Agent in accordance with Section 5.01(d), the Applicable Margin for each Type of Loan shall be set at the Applicable Margin for such Type of Loan set forth in Tier I above as of the 20th day of the fiscal quarter of the Administrative Borrower following the month in respect of which such Borrowing Base Certificate was required to be so delivered and shall continue at Tier I until the earlier of (A) the delivery to the Agent of the required Borrowing Base Certificate (from and after which time the Applicable Margin shall be calculated based on the respective Quarterly Average Undrawn Availability until the Applicable Margin is recalculated in accordance with this definition) and (B) the next Adjustment Date, if any (at which time the Applicable Margin shall be calculated in accordance with the terms of this definition).

In the event that at any time after the end of a fiscal quarter of the Administrative Borrower, the Quarterly Average Undrawn Availability for such fiscal quarter used for the determination of the Applicable Margin is determined to have been less than the actual amount of the Quarterly Average Undrawn Availability for such fiscal quarter based on an error in the applicable Borrowing Base Certificate, the Applicable Margin for such prior fiscal quarter shall be adjusted automatically and retroactively to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any additional interest for the applicable period as a result of such recalculation (“Additional Amounts”) shall be promptly paid by the Borrowers to the Agent (and in any event, within five Business Days following delivery by the Agent to the Administrative Borrower of a notice (which shall be conclusive absent manifest error) setting forth in reasonable detail the Agent’s calculation of the amount of any Additional Amounts). In the event that the Quarterly Average Undrawn Availability for such fiscal quarter used for the determination of the Applicable Margin is determined to have been greater than the actual amount of the Quarterly Average Undrawn Availability based on an error in the applicable Borrowing Base Certificate, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any reduction in interest for the applicable period as a result of such recalculation shall be credited against the next interest payment on the Loans by the applicable Borrowers. The payment of Additional Amounts shall be in addition to, and not in limitation of, any other amounts payable pursuant to Section 2.06(c). Additional Amounts shall constitute “Obligations” and the agreement to pay Additional Amounts shall survive the repayment of the Obligation and the termination of the Commitments.

“Approved Deposit Account” shall mean a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” shall include all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or the Lenders by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Securities Account” shall mean a Securities Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Approved Securities Account” shall include all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Approved Securities Intermediary” shall mean a Securities Intermediary reasonably acceptable to the Agent.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Arranger Engagement Letter” shall mean the confidential Engagement Letter, dated February 3, 2014, between the Administrative Borrower and Jefferies Finance LLC.

“Asset Sale” shall mean (a) any disposition of any property by any Company and (b) any issuance of any Equity Interests of any Restricted Subsidiary of the Administrative Borrower, in each case, to any person other than the Administrative Borrower or a Wholly Owned Subsidiary thereof. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of property permitted by, or expressly referred to in, Section 6.06(a), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i) or 6.06(j) or (ii) solely for purposes of clause (a) above, any other disposition of any property by any Company for Fair Market Value resulting in not more than $500,000 in Net Cash Proceeds per asset sale (or series of related asset sales).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Agent, substantially in the form of Exhibit A, or such other form approved by the Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Administrative Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) Cash Management Services, or (b) transactions under Hedging Agreements.

“Bank Product Agreements” shall mean those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” shall mean (a) all Cash Management Obligations pursuant to Cash Management Services entered into with one or more Bank Product Providers, (b) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Bank Product Providers, and (c) all amounts that the Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party; provided, that, in order for any item described in clause (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations,” the applicable Bank Product must have been provided on or after the Closing Date and the Agent shall have received a Bank Product Provider Letter Agreement from the applicable Bank Product Provider within 10 Business Days after the date of the provision of the applicable Bank Product to any Loan Party.

“Bank Product Provider” shall mean the Agent, any Lender or any of their respective Affiliates (or any Person who at the time the respective Bank Product Agreement was entered into by such Person was an Agent, a Lender or an Affiliate thereof); provided, however that no such Person shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Agent shall have received a Bank Product Provider Letter Agreement from such Person with respect to the applicable Bank Product within 10 Business Days after the provision of such Bank Product to any Loan Party.

“Bank Product Provider Letter Agreement” shall mean a letter agreement substantially in the form of Exhibit M, or in such other form reasonably satisfactory to the Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party and the Agent.

“Base Rate” shall mean, for any day, the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person, or if such general partner does not have a board of managers or board of directors, the functional equivalent of the foregoing, and (d) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall mean, collectively, the Administrative Borrower and the Co-Borrowers; and “Borrower” shall mean any one of them.

“Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” shall mean, at any time and from time to time, an amount equal to the sum of:

(a) (i) until the receipt of the Initial Borrowing Base Certificate, 30% of book value of Borrowers’ Receivables (other than Unbilled Receivables) as set forth in the Consolidated Closing Balance Sheet, and (ii) from and after the receipt of the Initial Borrowing Base Certificate, eighty-five (85%) percent of Eligible Receivables of the Borrowers, plus

(b) (i) until the receipt of the Initial Borrowing Base Certificate, 30% of book value of Borrowers’ Unbilled Receivables as set forth in the Consolidated Closing Balance Sheet, and (ii) from and after the receipt of the Initial Borrowing Base Certificate, sixty percent (60%) of Eligible Unbilled Receivables of the Borrowers, plus

(c) Real Property Availability, plus

(d) Equipment Availability, minus

(e) the Supplemental Reserve, minus

(f) any Reserves established from time to time by the Co-Collateral Agents in the exercise of their Permitted Discretion;

provided, however, that no more than twenty percent (20%) of the aggregate sum of clauses (a) and (b) above at any time may be attributable to Eligible Unbilled Receivables (and with any portion in excess thereof to be disregarded).

“Borrowing Base Certificate” shall mean a certificate duly executed by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit N-2, appropriately completed and evidencing the Borrowing Base.

“Borrowing Request” shall mean a request by the Administrative Borrower for the making of a Revolving Borrowing in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Agent from time to time.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Administrative Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease

Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property to the extent made with the Net Cash Proceeds from Asset Sales or Casualty Events, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the sale or trade-in of existing equipment permitted pursuant to Section 6.06(a) to the extent of the proceeds from such sale or the gross amount of such purchase price that is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, as applicable, and (iii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (a) regarding capital adequacy, capital ratios, capital requirements, liquidity requirements, the calculation of such person’s capital or similar matters, or (b) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that the Borrowers shall have deposited with the Agent for the benefit of the Secured Parties, an amount in cash equal to one hundred and three (103%) percent of the LC Exposure as at such date plus any accrued and unpaid interest thereon. “Cash Collateralize” shall have the correlative meaning.

“Cash Dominion Period” shall mean any period (a) commencing on the date on which (x)(i) Excess Availability is less than $20,000,000 or (ii) Excess Availability is less than the greater of (A) seventeen and one-half percent (17.5%) of the Total Availability, and (B) $25,000,000 for a period of 5 consecutive Business Days, or (y) an Event of Default shall have occurred and be continuing and (b) ending on the first date thereafter on which (x) in the case of a Cash Dominion Period commencing as a result of clause (a)(y) above, no Event of Default exists and (y) in the case of Cash Dominion Period commencing as a result of clause (a)(x) above, Excess Availability for 30 consecutive days has been equal to or greater than the greater of (i) seventeen and one-half percent (17.5%) of the Total Availability and (ii) $25,000,000.

“Cash Equivalents” shall mean, as of any date of determination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating

Service or Moody’s Investors Service Inc., (c) demand deposits, savings deposits, time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (f) investments in money market funds at least ninety-five (95%) percent of whose assets are comprised of securities of the types described in clauses (a) through (e) above, and (g) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (f) above denominated in a foreign currency, which are (i) substantially equivalent in tenor, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiaries operate and (iii) customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clause (g) of the definition of “Consolidated Interest Expense”. Notwithstanding anything to the contrary contained herein, for purposes of determining Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date, Cash Interest Expense shall be an amount equal to actual Cash Interest Expense for the period from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Cash Management Obligations” shall mean all present and future obligations of the Borrowers and the other Loan Parties under or with respect to Cash Management Services.

“Cash Management Services” shall mean any (a) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (b) credit cards, (c) credit card processing services, (d) debit cards, (e) stored value cards, (f) purchase cards and (g) other cash management arrangements.

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Certificates of Title” shall mean any certificates of title, certificates of ownership or any other registration certificates (including any electronic certificates) issued under the laws of any State or Commonwealth of the United States of America or any political subdivision thereof with respect to motor vehicles or other vehicles.

“Change in Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of either (x) Voting Equity Interests of the Administrative Borrower representing more than one-third (1/3) of the voting power of the total outstanding Voting Equity Interests of the Administrative Borrower or (y) more than one-third (1/3) of the total economic interests of the Equity Interests of the Administrative Borrower (in either case, taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(b) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Administrative Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c) any change in control or similar event (however denominated) occurs under the Senior Unsecured Notes Documents or any documentation governing the Additional Unsecured Notes.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Borrowing Certificate” shall mean a certificate duly executed by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit N-1, appropriately completed and evidencing the Borrowing Base.

“Closing Date” shall mean April 15, 2014.

“Co-Borrower” shall mean each Wholly Owned Domestic Subsidiary listed on Schedule 1.01(b), as well as any additional Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary that becomes a Co-Borrower hereunder pursuant to Section 5.10.

“Co-Collateral Agents” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as a successor collateral agent pursuant to Article X.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, each Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.01(b).

“Companies” shall mean the Administrative Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Administrative Borrower substantially in the form of Exhibit C or such other form as may be approved by the Agent.

“Compliance Threshold” shall have the meaning assigned to such term in Section 5.15.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Administrative Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Closing Balance Sheet” shall mean the consolidated balance sheet of the Administrative Borrower and its Restricted Subsidiaries dated March 31, 2014 delivered to Agent on the Closing Date.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Administrative Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary of the Administrative Borrower only if a corresponding amount of cash would be permitted to be distributed to the Administrative Borrower by such Restricted Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Restricted Subsidiary or its equityholders during such period):

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) non-recurring transaction costs and expenses (including legal, accounting, tax and appraisal and collateral field exam costs and expenses) directly incurred in connection with the Transactions during such period;

(f) non-recurring severance costs, relocation costs, signing costs and retention bonuses directly incurred, within 365 days following the Closing Date, in connection with the Transactions during such period in an aggregate amount for all severance costs, relocation costs, signing costs and retention bonuses added back pursuant to this clause (f) not to exceed five (5%) percent of Consolidated EBITDA in any Test Period (calculated before giving effect to this clause (f));

(g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (including (i) any write-down, impairment or write-off of assets for such period, (ii) non-cash compensation expense and (iii) any unusual or nonrecurring non-cash charges, accruals or reserves; provided, however, that in the case of this clause (iii), if any such charge, accrual or reserve represents a cash payment in any future period, such cash payment shall be deducted when calculating Consolidated EBITDA for such future period);

(h) non-recurring fees and expenses incurred during such period in connection with any Permitted Acquisition or incurrence or issuance of equity interests or Indebtedness (other than intercompany Indebtedness); and

(i) without duplication, any cash distributions or payments made by an Unrestricted Subsidiary to Administrative Borrower or any Restricted Subsidiary during such period in respect of the operating cash flow of such Unrestricted Subsidiary;

(y) subtracting therefrom, without duplication, the aggregate amount of all non-cash income increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period minus the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Administrative Borrower and its Restricted Subsidiaries for such period (other than Capital Expenditures to extent financed with equity proceeds, Equity Interests or Indebtedness (other than with the proceeds of Loans, which shall be included)), (ii) Consolidated Tax Expense for such period to the extent paid in cash, and (iii) for the purposes of calculating Consolidated Fixed Charge Coverage Ratio in connection with the Payment Conditions only, and not for any other purpose, the aggregate amount of Dividends and prepayments, redemptions, defeasances or acquisitions of Indebtedness under Sections 6.01(m) and (o), to (b) Debt Service for such period.

“Consolidated Indebtedness” shall mean, as at any date, an amount equal to the sum of, without duplication, (a) the aggregate principal amount of all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries on such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP), (b) the aggregate principal amount of all debt obligations of the Administrative Borrower and its Restricted Subsidiaries evidenced by bonds, debentures, notes, loan agreements or similar instruments (other than performance, surety or similar bonds) to the extent not otherwise included in clause (a) above, (c) the aggregate amount of unreimbursed drawings in respect of letters of credit (or similar facilities) issued for the account of the Administrative Borrower or any of its Restricted Subsidiaries and (d) the aggregate amount of all Contingent Obligations of the Administrative Borrower and its Restricted Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (a) through (c), in each case calculated on a consolidated basis for the Administrative Borrower and its Restricted Subsidiaries.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Administrative Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Administrative Borrower and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Administrative Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) amortization or write-off of debt issuance costs, deferred financing costs, debt discount or premium and other financing fees and expenses incurred by the Administrative Borrower or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by the Administrative Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Administrative Borrower or any of its Restricted Subsidiaries that are Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of the Administrative Borrower or any of its Restricted Subsidiaries for such period;

(f) the interest portion of any payment obligations of the Administrative Borrower or any of its Restricted Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g) all interest on any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided, that, (x) to the extent directly related to the Transactions, debt issuance costs, deferred financing costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (y) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Administrative Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (but treating as Consolidated Tax Expense, to the extent not otherwise included therein in accordance with GAAP, Permitted Tax Distributions for such period); provided, that, there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Restricted Subsidiary of the Administrative Borrower) in which any person other than the Administrative Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Administrative Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries from such person during such period;

(b) the net income of any Restricted Subsidiary of the Administrative Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than any Loan Document or the Senior Unsecured Notes Documents), instrument, Order or other Legal Requirement applicable to that Restricted Subsidiary or its equityholders during such period, except that the Administrative Borrower’s equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) earnings resulting from any reappraisal, revaluation or write-up of assets; and

(d) any extraordinary gains or extraordinary losses for such period.

“Consolidated Tax Expense” shall mean, for any period, the sum of, without duplication, (a) the tax expense of the Administrative Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) the aggregate amount of all Permitted Tax Distributions made during such period.

“Consolidated Total Assets” shall mean, at any date of determination, the net book value of all assets of the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP on such date.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (the “primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation agreement, understanding or arrangement of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor; (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation); or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments, directly or indirectly, in the Administrative Borrower or other portfolio companies of such person.

“Covenant Compliance Period” shall mean any period (a) commencing on the date on which (i) Excess Availability is less than $20,000,000 or (ii) Excess Availability is less than the greater of (A) seventeen and one-half percent (17.5%) of the Total Availability, and (B) $25,000,000 for a period of 5 consecutive Business Days,, and (b) ending on the first date thereafter on which Excess Availability for 30 consecutive days has been equal to or greater than the greater of (i) seventeen and on-half percent (17.5%) of the Total Availability and (ii) $25,000,000.

“Covered Entity” shall mean (a) each Borrower, each of each Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, (b) each Person that, directly or indirectly, is in Control of a Person described in clause (a) above, and (c) for any Person described in clauses (a) or (b) above (other than, in each instance, the Administrative Borrower) each Person that owns, or has the power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person,

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or an amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Reserve Percentage.

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries for such period (as determined on the first day of such period).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.15(c).

“Default Period” shall have the meaning assigned to such term in Section 2.15(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loans” shall have the meaning assigned to such term in Section 2.15(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within two Business Days of the date on which it shall have been required to fund the same, (b) notified the Administrative Borrower, the Agent, the Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Agent, acting in good faith, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided, that, any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Agent, (d) otherwise failed to pay over to the Administrative Borrower, the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) at any time after the Closing Date (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Administrative Borrower, the Agent, the Swingline Lender and the Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided, that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h). Any determination by the Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Agent to the Administrative Borrower and each other. In no event shall the reallocation of funding obligations provided for in Section 2.15(c) as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” shall mean a financial institution reasonably acceptable to the Agent.

“Deposit Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Agent, executed by the relevant Loan Party, the Agent and the relevant Deposit Account Bank.

“Designated Real Property” shall mean each parcel of Real Property which Administrative Borrower requests Agent to consider as Eligible Real Property.

“Disposition” or “disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (a) by way of merger or consolidation, (b) any Sale and Leaseback Transaction and (c) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days after the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is 91 days after the Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is 91 days after the Maturity Date. For the avoidance of doubt, any Equity Interest that may or shall be repurchased or redeemed (but only to the extent permitted hereunder at such time) from officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service or in connection with satisfaction of the exercise price for stock options or tax withholding obligations in connection with the granting, vesting or exercise of equity awards, shall not be deemed to be “Disqualified Capital Stock” for such reason alone.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests).

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Eligible Assignee” shall mean any person that meets the requirements to be an assignee under Section 11.04(b) (subject to such consents, if any, as may be required under Section 11.04(b)).

“Eligible Equipment” shall mean, as to each Borrower, Equipment (other than Excluded Equipment) owned by such Borrower (including Equipment acquired by such Borrower after the date hereof), which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and which is in each case acceptable to Co-Collateral Agents in their Permitted Discretion based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. In addition, Eligible Equipment shall not include:

(a) Equipment subject to a security interest, lien, charge or other encumbrance in favor of any Person other than Agent except those permitted in Sections 6.02(a), (b), (e) and (f) (but as to Sections 6.02(e) and (f) only to the extent that Co-Collateral Agents have established a Reserve as provided herein) hereof and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Co-Collateral Agents between the holder of such security interest or lien and Agent;

(b) Equipment located outside the United States of America or its territories;

(c) Equipment that is not subject to the first priority (subject to Liens permitted under Sections 6.02(a), (b), (e) and (f) (but as to Sections 6.02(e) and (f) only to the extent that Co-Collateral Agents have established a Reserve as provided herein)), valid and perfected Liens of Agent (except that for Rolling Stock, such Rolling Stock that otherwise satisfies the requirements of Eligible Equipment shall be deemed Eligible Equipment notwithstanding that it is not subject to a first priority (subject to Liens permitted under Sections 6.02(a), (b), (e) and (f) (but as to Sections 6.02(e) and (f) only to the extent that Co-Collateral Agents have established a Reserve as provided herein)), valid and perfected Lien of Agent for a period of thirty (30) days after the date such Equipment is included in the Borrowing Base if such Rolling Stock is subject to a Certificate of Title issued by a State where submitting an application to have a Lien noted on a Certificate of Title for any Rolling Stock is sufficient to perfect such Lien under the applicable State law (after which it shall cease to be Eligible Equipment), or in the case of Rolling Stock subject to a Certificate of Title issued by a State where submitting an application to have the Lien of Agent noted on a Certificate of Title for any Rolling Stock is not sufficient to perfect such Lien under the applicable State law, then for a period of sixty (60) days after the date such Equipment is included in the Borrowing Base, after which it shall cease to be Eligible Equipment);

(d) worn out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of a Borrower’s business as presently conducted;

(e) computer hardware;

(f) Equipment that is or becomes a fixture;

(g) Equipment that is not subject to an Equipment Appraisal; and

(h) in the case of Equipment that is Rolling Stock, that is not Eligible Rolling Stock.

The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by the Co-Collateral Agents in their Permitted Discretion, based on either: (i) an event, condition, fact or other circumstance arising after the date hereof, or (ii) an event, condition, fact or other circumstance existing on the date hereof to the extent the Co-Collateral Agents have no written notice thereof from such Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects in any material respect or could reasonably be expected to adversely affect in any material respect the Equipment as determined by the Co-Collateral Agents in their Permitted Discretion. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral. Unless an Event of Default exists and is continuing (in which case no notice shall be required and any changes shall take effect immediately), the Co-Collateral Agents shall provide the Administrative Borrower with prompt notice of any change in such criteria or new criteria established and the reasons therefore, which changed or new criteria shall become effective no earlier than the third Business Day following delivery of such notice.

“Eligible Real Property” means any Designated Real Property that is acceptable in Co-Collateral Agents’ Permitted Discretion for inclusion in the Borrowing Base after the Closing Date, (a) in respect of which a Qualified Real Property Appraisal has been delivered to Co-Collateral Agents, (b) in respect of which the Co-Collateral Agents are reasonably satisfied that all actions necessary in order to create perfected first priority Lien (subject only to Permitted Mortgage Liens) on such real property have been taken, including the filing and recording of Mortgages, (c) in respect of which an environmental assessment report has been completed and delivered to the Co-Collateral Agents in form and substance reasonably satisfactory to the Co-Collateral Agents and which does not indicate any pending, threatened or existing material liability or noncompliance with any Environmental Law, (d) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts reasonably acceptable to the Co-Collateral Agents, insuring that Agent shall have a perfected first priority Lien (subject only to Permitted Mortgage Liens) on such real property, evidence of which shall have been provided in form and substance reasonably satisfactory to the Co-Collateral Agents, (e) in respect of which Co-Collateral Agents have received (i) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (ii) notices, in the form required under the applicable Law, about special flood hazard area status and flood disaster assistance duly executed by such Borrower, and (iii) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (A) covers such improved real property, (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under applicable law, whichever is less, and (C) is otherwise on terms reasonably satisfactory to Co-Collateral Agents, and (f) if required by Co-Collateral Agents: (i) an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than thirty (30) days prior to the date on which the applicable Mortgage is recorded, certified to Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to Co-Collateral Agents by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and reasonably acceptable to Co-Collateral Agents, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to Co-Collateral Agents; (ii) in respect of which local counsel for such Borrower in states in which the Eligible Real Property is located have delivered a customary letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to Co-Collateral Agents; and (iii) in respect of which such Borrower shall have used its commercially reasonable efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as Co-Collateral Agents may deem necessary, together with evidence that all other actions that Co-Collateral Agents may deem necessary in order to create perfected first priority Liens (subject only to Permitted Mortgage Liens) on the property described in the Mortgages have been taken.

“Eligible Real Property Availability Conditions” means, for each Designated Real Property, the satisfaction of each of the following conditions: (a) Co-Collateral Agents shall have received a Qualified Real Property Appraisal, (b) Co-Collateral Agents are reasonably satisfied that all actions necessary in order to create a perfected first priority Lien (subject only to Permitted Mortgage Liens) on such real property have been taken, including the filing and recording of Mortgages, (c) an environmental assessment report has been completed and delivered to the Co-Collateral Agents in form and substance reasonably satisfactory to the Co-Collateral Agents and which does not indicate any pending, threatened or existing material Environmental Claim or noncompliance with any Environmental Law, (d) Co-Collateral Agents shall have received a fully-paid valid title insurance policy with endorsements, or endorsements to any existing title insurance policy, and in amounts reasonably acceptable to the Co-Collateral Agents, insuring that Agent shall have a perfected first priority Lien (subject only to Permitted Mortgage Liens) on such real property, evidence of which shall have been provided in form and substance reasonably satisfactory to the Co-Collateral Agents, (e) Co-Collateral Agents shall have received (i) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (ii) notices, in the form required under the applicable Law, about special flood hazard area status and flood disaster assistance duly executed by such Borrower, and (iii) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (A) covers such improved real property, (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under applicable Law, whichever is less, and (C) is otherwise on terms reasonably satisfactory to Co-Collateral Agents, and (f) if required by Co-Collateral Agents: (i) an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to Co-Collateral Agents by a land surveyor duly registered and licensed in the state in which such Designated Real Property is located and reasonably acceptable to Co-Collateral Agents, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to Co-Collateral Agents; and (ii) a customary opinion of local counsel for such Borrower in states in which the Designated Real Property is located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to Co-Collateral Agents.

“Eligible Receivables” shall mean and includes each Receivable of a Borrower arising in the ordinary course of business and which the Co-Collateral Agents, in their Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as the Co-Collateral Agents may from time to time deem appropriate. In addition, no Receivable shall be an Eligible Receivable if:

(a) it does not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of business of such Borrower, which transactions are completed in accordance in all material respects with the terms and provisions contained in any agreement binding on such Borrower or the other party or parties thereto;

(b) it is due or unpaid more than 90 days after the original invoice date;

(c) it is owed by a Customer who has Receivables unpaid more than 90 days after the original invoice date, which unpaid Receivables constitute more than fifty (50%) percent of the total Receivables of such Customer (such percentage may, in the Co-Collateral Agents’ Permitted Discretion, be decreased from time to time);

(d) (i) it is not subject to the First Priority, valid and perfected Lien of the Agent (subject to Permitted Liens, but without limiting the right of the Co-Collateral Agents to establish any Reserves with respect to Permitted Liens), or (ii) is not evidenced by an invoice or other documentary evidence reasonably satisfactory to the Co-Collateral Agents;

(e) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(f) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any Insolvency Law, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such Insolvency Law or (viii) take any action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

(g) the sale is to a Customer located or incorporated (or other analogous term) outside the United States (collectively, “Foreign Customers”), unless (i) such Receivable is fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Co-Collateral Agents and such irrevocable letter of credit is in the possession of the Agent, (ii) such Receivable is supported by credit insurance acceptable to the Co-Collateral Agents, naming the Agent as an additional insured, or (iii) such Foreign Customer is acceptable in all respects to Co-Collateral Agents in their Permitted Discretion which is located or incorporated in Canada or any province thereof (subject, in each case, to such lending formula with respect to Receivables of such Foreign Customers as the Co-Collateral Agents may determine in their Permitted Discretion);

(h) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper;

(i) the Customer is the United States, any state thereof or any department, agency or instrumentality of any of them, or other Governmental Authority to the extent that the applicable Borrower to whom such Receivable is owing has not complied with (to the extent that such compliance is required pursuant to the terms of) the requirements of Section 5.15 with respect to such Receivable, in each case in a manner reasonably satisfactory to the Co-Collateral Agents (it being understood and agreed that, for the avoidance of doubt, prior to the time of any such required compliance with Section 5.15, such Receivable (subject to the other provisions of this definition) shall be eligible to be included in the Borrowing Base);

(j) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by such Borrower and accepted by the Customer (such as advanced billings) or the Receivable otherwise does not represent a final sale;

(k) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Receivable is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”); provided, that, such Receivables shall only be ineligible pursuant to this clause (k) to the extent of the aggregate amount of such Contra Claims;

(l) such Borrower has made any agreement with any Customer for any deduction therefrom, but only to the extent of such deductions, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(m) the Co-Collateral Agents believe, in their Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(n) any return, rejection or repossession of any asset has occurred the sale of which gave rise to such Receivable or such Receivable relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;

(o) such Receivable is not payable to such Borrower;

(p) in the case of any single Customer and its Affiliates (it being understood and agreed that, for the avoidance of doubt, any individual department or agency of the United States federal government shall not be considered an Affiliate of any other department or agency of the United States federal government for purposes of this clause (p)), such Receivables constitute more than twenty-five (25%) percent of all otherwise Eligible Receivables (but the portion of the Receivables not in excess of such percentage may be deemed Eligible Receivables);

(q) such Receivable consists of progress billings (such that the obligation of the Customer with respect to such Receivable is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Co-Collateral Agents shall have received an agreement in writing from the Customer, in form and substance reasonably satisfactory to the Co-Collateral Agents, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;

(r) the Customer or any officer or employee of the Customer with respect to such Receivable is an officer, employee, agent or other Affiliate of any Borrower or any other Subsidiary of any Loan Party;

(s) there are any proceedings or actions known to such Borrower which are threatened or pending against the Customer with respect to such Receivables which could reasonably be expected to result in any material adverse change in any such Customer’s financial condition or ability of such Customer to pay such Receivables (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(t) such Receivable is owed by a Customer as to which a Borrower has entered into a factoring or similar agreement with respect to any of the Receivables owing by such Customer to a Borrower (regardless of whether such Receivable has been factored);

(u) the underlying sale and other documentation governing such Receivable do not provide that such Receivable must be paid by the Customer in Dollars;

(v) the underlying sale and other documentation governing such Receivable are not governed by the laws of the United States or any state thereof; or

(w) any surety or performance bond supports the performance of the applicable Borrower’s obligations relating to the transactions giving rise to such Receivables.

The criteria for Eligible Receivables set forth above may only be changed and any new criteria for Eligible Receivables may only be established by the Co-Collateral Agents in their Permitted Discretion, based on either: (i) an event, condition, fact or other circumstance arising after the date hereof, or (ii) an event, condition, fact or other circumstance existing on the date hereof to the extent the Co-Collateral Agents have no written notice thereof from such Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects in any material respect or could reasonably be expected to adversely affect in any material respect the Receivables as determined by the Co-Collateral Agents in their Permitted Discretion. Any Receivables which are not Eligible Receivables shall nevertheless be part of the Collateral. Unless an Event of Default exists and is continuing (in which case no notice shall be required and any changes shall take effect immediately), the Co-Collateral Agents shall provide the Administrative Borrower with prompt notice of any change in such criteria or new criteria established which changed or new criteria shall become effective no earlier than the third Business Day following delivery of such notice.

“Eligible Rolling Stock” shall mean Eligible Equipment consisting of Rolling Stock that (a) meets, in all material respects, all applicable material safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used; (b) the ownership of which is evidenced by a Certificate of Title that has the name of a Borrower noted thereon as the owner of it or is otherwise properly registered in one of the States of the United States to such Borrower that is entitled to operate such Rolling Stock in the state that has issued such Certificate of Title in accordance with all applicable laws (other than any Rolling Stock the ownership of which is not required to be evidenced by a Certificate of Title under the laws applicable to it) and Co-Collateral Agents have received such evidence thereof as they may reasonably require; (c) at the request of the Co-Collateral Agents, the Certificate of Title (if in paper format) with respect to any such Rolling Stock is delivered to Agent; (d) meets, in all material respects, all applicable material standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of Agent to sell or otherwise dispose of such Rolling Stock; and (e) is used or usable in the ordinary course of a Borrower’s business and has not been damaged in any material respect or in an inoperable condition that continues for any period of more than sixty (60) consecutive days.

“Eligible Unbilled Receivables” shall mean any Receivable of a Borrower which would otherwise constitute an Eligible Receivable other than that an invoice or bill has not been delivered with respect thereto for a period of no more than: (a) for the period prior to the date of delivery of the Initial Borrowing Base Certificate, 60 days after the last day of the calendar month in which such Loan Party has shipped the goods giving rise to such Receivable or performed the services giving rise to such Receivable; and (b) at all times on and after the date of delivery of the Initial Borrowing Base Certificate, 30 days after the last day of the calendar month in which such Loan Party has shipped the goods giving rise to such Receivable or performed the services giving rise to such Receivable; provided, however, in no event shall Eligible Unbilled Receivables include any Receivables to the extent consisting of award fees, provisional payments or retainage payments.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any time during which the applicable statute of limitations remains open was, maintained or contributed to by any Company or any of its Subsidiaries, other than a Multiemployer Plan.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments and biota.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (b) any violation of or non-compliance with Environmental Law.

“Environmental Compliance Reserve” means, with respect to Designated Real Property, any reserve which the Co-Collateral Agents, from time to time in their Permitted Discretion establish for estimable amounts that are reasonably likely to be expended by any of the Borrowers in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, (b) to correct any such non-compliance with Environmental Laws, or (c) to remedy any condition disclosed in the Phase I Environmental Assessments delivered to the Co-Collateral Agents on or prior to the Closing Date.

“Environmental Law” shall mean any and all applicable current Legal Requirements relating to the Environment, the Release or threatened Release of Hazardous Material, exposure to Hazardous Materials or natural resources or natural resource damages.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equipment” shall mean and include, as to each Borrower, all of such Borrower’s equipment (as defined in Article 9 of the UCC as in effect in the State of New York).

“Equipment Availability” shall mean, at any given time, an amount equal to the lesser of (a) one hundred (100%) percent of the Net Book Value of Eligible Equipment as set forth in the then most current Equipment Appraisal received by Co-Collateral Agents and (b) eighty-five (85%) percent of the Net Orderly Liquidation Value of Eligible Equipment as set forth in the then most current Equipment Appraisal received by Co-Collateral Agents. As of the Closing Date, Equipment Availability is in the amount of $114,826,903.75.

“Equipment Appraisal” shall mean a Qualified Appraisal of the Borrowers’ Equipment.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean: (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan for which the requirement to provide notice to the PBGC has not been waived; (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in any case, resulting in liability to any Company or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (h) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan that, in any case, could reasonably be expected to result in liability of a material amount to any Company; (i) receipt from the Internal Revenue Service of notice that it has revoked or intends to revoke, any determination letter or opinion letter issued with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan or a violation of Section 436 of the Code; or (k) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Total Availability as of such date minus (b) the Total Revolving Exposure as of such date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” shall mean any Deposit Account that is (a) exclusively a payroll account, zero balance employee benefit account or other employee wage and benefit payment account that any Loan Party may hold in trust for the benefit of an unaffiliated third party, (b) used exclusively for payment of payroll taxes or (c) an individual account that has an average monthly balance of less than $100,000, provided, that, the aggregate average monthly balance of all accounts under this clause (c) shall not exceed $500,000.

“Excluded Equipment” shall mean, as to each Borrower, Equipment owned by a Borrower after the date hereof that is not included in the Borrowing Base pursuant to a notice by Administrative Borrower to Co-Collateral Agents to request that such Equipment not be included in the calculation of Equipment Availability as provided in the definition thereto.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Domestic Subsidiary, (b) any Immaterial Subsidiary, (c) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Administrative Borrower and (d) any Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor under the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor under the Guarantee or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes and backup withholding taxes imposed on (or measured by) its net income (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) by any jurisdiction (or by any subdivision or taxing authority thereof) as a result of a present or former connection between such jurisdiction (or subdivision or taxing authority) and the Agent, such Lender or such recipient (other than such connection arising solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing this Agreement); (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.15), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to

Section 2.14 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax); (c) taxes imposed as a result of a Foreign Lender’s failure to comply with Section 2.14(f); (d) branch profits taxes imposed by any jurisdiction described in clause (a) above; and (e) any U.S. federal withholding taxes imposed on any payments to a Foreign Lender as a result of such Foreign Lender’s failure to satisfy applicable conditions for exemption from such withholding under the FATCA or comply with Section 2.14(g).

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Administrative Borrower, or the Subsidiary of the Administrative Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA Action” shall mean (a) the internal investigation by the Audit Committee of the Board of Directors of the Administrative Borrower about, among other things, the legality under the Foreign Corrupt Practices Act of certain payments made prior to the Closing Date by, or on behalf of, certain Foreign Subsidiaries of the Administrative Borrower to third parties interacting with government officials in Africa, including payments related to the payment of taxes, the importing of equipment and the employment of expatriates and (b) the related review and settlement of these matters by the United States Department of Justice and the Securities and Exchange Commission, including both the payment of a monetary fine and the disgorgement of any improper benefits realized by the Administrative Borrower and its Subsidiaries.

“Federal Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940 (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) (or any amended or successor version thereof).

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

“Fees” shall mean the Commitment Fees, the Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05.

“Financial Assets” has the meaning specified in the UCC.

“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Indebtedness of the Administrative Borrower and its Restricted Subsidiaries on such date which is secured by a Lien (excluding any secured Consolidated Indebtedness which is subordinated to the Obligations), including (i) the aggregate principal amount of all Loans (including Swingline Loans) and (ii) the aggregate amount of unreimbursed drawings in respect of Letters of Credit, to (b) Consolidated EBITDA of the Administrative Borrower and its Restricted Subsidiaries for the Test Period then most recently ended.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject only to (a) non-consensual Permitted Liens that arise under any Legal Requirements, (b) customary contractual landlords’ Liens (other than on Receivables and any proceeds thereof) that are Permitted Liens pursuant to Section 6.02(b) and (c) Liens on assets (other than on Receivables and any proceeds thereof) that are Permitted Liens pursuant to Sections 6.02 (f), (g), (i), (j), (k), (l), (n), (q), (r) and (t)), but, with respect to Section 6.02(t), only to the extent that such Permitted Lien would otherwise be a Permitted Lien described in any of the foregoing clauses (a), (b) or (c).

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean (a) a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or (b) any direct or indirect Subsidiary that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries described in clause (a) of this definition.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.15(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“Guarantors” shall mean (a) each Subsidiary Guarantor and (b) each Borrower in its capacity as a guarantor of the Bank Product Obligations of another Company.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, friable asbestos or lead-based paint in deteriorated condition, pesticides, radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, or crude oil or any fraction thereof, that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an Agent, a Lender or any Affiliate of an Agent or a Lender).

“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly Owned Domestic Subsidiary of the Administrative Borrower which is a Restricted Subsidiary (a) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) did not exceed two (2%) percent of Consolidated Total Assets as of such date or (b) whose gross revenues (on a consolidated basis including its Subsidiaries) for such Test Period did not exceed two (2%) percent of the consolidated gross revenues of the Administrative Borrower and its Subsidiaries for such period; provided, however, (i) a Wholly Owned Domestic Subsidiary of the Borrower that no longer meets the foregoing requirements of this definition or is otherwise required to become a Loan Party pursuant to Section 5.10 shall no longer constitute an Immaterial Subsidiary for purposes of this Agreement and (ii) notwithstanding the foregoing, the Administrative Borrower may elect to cause an Immaterial Subsidiary to become a Loan Party pursuant to Section 5.10, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of such Section, no longer constitute an Immaterial Subsidiary. Notwithstanding the foregoing, (A) the total assets of all Immaterial Subsidiaries shall not exceed five (5%) percent of the Consolidated Total Assets, (B) the gross revenues of all Immaterial Subsidiaries shall not exceed five (5%) percent of the consolidated gross revenues of Administrative Borrower and its Subsidiaries and (C) any Subsidiary of the Administrative Borrower that guarantees or is an obligor of the Indebtedness incurred under this Agreement and the other Loan Documents or the Indebtedness under the Additional Unsecured Notes or the Senior Unsecured Notes shall not be deemed an Immaterial Subsidiary.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Bank Product Obligations under Hedging Agreements valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. For the avoidance of doubt, any obligation of the Administrative Borrower to pay any amounts related to the settlement of the FCPA Action shall not be considered Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base Certificate” shall have the meaning assigned to such term in Section 5.01(d).

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies (except for Mortgage Policies) and coverages required to be maintained by each Loan Party that is an owner or lessee of a Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies (except for Mortgage Policies), all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of a Mortgaged Property and applicable to such Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D.

“Interest Election Request” shall mean a request by the Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including all Swingline Loans), the last Business Day of each June, September, December and March to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Loan, the Maturity Date (or such earlier date on which the Revolving Commitments are terminated).

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory Appraisal” shall mean a Qualified Appraisal of the Borrowers’ Inventory.

“Investments” shall have the meaning assigned to such term in Section 6.04. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-offs or write-downs thereof; and for purposes of Section 6.04, (a) “Investments” shall include the portion (proportionate to Administrative Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Administrative Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Administrative Borrower.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) each of (i) PNC and (ii) any other Lender reasonably acceptable to the Agent and the Administrative Borrower that agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing, as the context may require. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit O.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall be $75,000,000 on the Closing Date, but in no event shall the LC Commitment exceed the Total Revolving Commitments.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn thereunder.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by the Administrative Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank from time to time.

“LC Sub-Account” shall mean a cash collateral account maintained with, and under the sole dominion and control of, the Agent, which shall contain amounts deposited therein as cover for liabilities in respect of Letters of Credit as collateral security to be applied in accordance with Section 2.17(i).

“Legal Requirements” shall mean, as to any person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued or to be issued by the Issuing Bank for the account of the Borrowers pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Maturity Date.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage. The LIBOR Rate shall be adjusted with respect to any Eurodollar Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Administrative Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“Loan” or “Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan.

“Loan Documents” shall mean this Agreement, the Notes, if any, the Security Documents, each Joinder Agreement, any documents or certificates executed by any Borrower in favor of the Issuing Bank relating to Letters of Credit, the Letters of Credit and all other documents, certificates, instruments or agreements executed by or on behalf of a Loan Party for the benefit of the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender in connection herewith on or after the date hereof and, except for purposes of Section 11.02(b), the Agent Fee Letter. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” shall mean the Administrative Borrower, the Co-Borrowers and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Companies, taken as a whole, (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Issuing Bank, the Co-Collateral Agents or the Agent under any Loan Document, or (d) a material adverse effect on the Collateral or any material portion thereof or on the Liens in favor of the Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) of any Company in an aggregate outstanding principal amount of $5,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Bank Product Obligations under any Hedging Agreement of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Material Non-Public Information” shall mean information and documentation that is (a) not publicly available and (b) material with respect to the Administrative Borrower and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Maturity Date” shall mean April 15, 2019; provided, however, that, if by May 15, 2018, all of the Senior Unsecured Notes are not converted to equity or the scheduled maturity date of the Senior Unsecured Notes is not extended to a date which is after October 15, 2019, then the Maturity Date shall mean May 15, 2018.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Minimum Cash Flow” shall mean, determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries, (a) Consolidated EBITDA minus (b) the sum of (i) Capital Expenditures made by Administrative Borrower and its Restricted Subsidiaries for such period (other than

Capital Expenditures to extent financed with equity proceeds, Equity Interests or Indebtedness (other than with the proceeds of Loans, which shall be included)), (ii) Cash Interest Expense, (iii) any regularly scheduled amortized principal payments on Indebtedness (including the principal component of Capital Leases), (iv) cash taxes paid; and (v) without duplication, the amount in excess of $10,000,000.00 paid with respect to the FCPA violations.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Mortgage Liens) in favor of the Agent on Mortgaged Property in form and substance reasonably satisfactory to the Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgage Policy” shall mean an ALTA mortgage title insurance policy or an unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Agent.

“Mortgaged Property” shall mean each Real Property owned by a Loan Party, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Sections 5.10 and 5.11.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA to which any Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions or with respect to which any Company or any of its ERISA Affiliates could reasonably be expected to incur liability, whether absolute or contingent.

“Net Book Value” means, with respect to any item of Eligible Equipment of a Borrower, the cost to such Borrower of such item of Eligible Equipment, as the case may be, less the accumulated depreciation taken by such Borrower thereon, all as reflected in the books and records of such Borrower.

“Net Cash Proceeds” shall mean: (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such properties, and (y) the Secured Obligations); (b) with respect to any issuance or sale of Equity Interests by any Subsidiary of the Administrative Borrower, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Orderly Liquidation Percentage” means with respect to Equipment of a Borrower at any time, the ratio (expressed as a percentage) computed by dividing (a)(i) if such percentage is being determined on the Closing Date, the net recovery value of the Equipment of such Borrower (which in any event shall give effect to all costs and expenses of liquidation), as set forth in the Equipment Appraisal of such Borrower’s Equipment delivered to the Co-Collateral Agents prior to the Closing Date, and (ii) if such percentage is being determined after the Closing Date, the net recovery value of the Equipment of such Borrower (which in any event shall give effect to all costs and expenses of liquidation), as set forth in the Equipment Appraisal of such Borrower’s Equipment most recently delivered to the Co-Collateral Agents pursuant to Section 5.13(b)(i), by (b) the value of the Equipment of such Borrower, valued at net book value, as set forth in the corresponding Equipment Appraisal.

“Net Orderly Liquidation Value” means with respect to the Eligible Equipment of a Borrower at any time, an amount equal to the product of (a) the value of the Eligible Equipment of such Borrower at such time valued at the lower of Net Book Value or market, multiplied by (b) the Net Orderly Liquidation Percentage for the Eligible Equipment of such Borrower in effect at such time.

“Non-U.S. Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit H-1 or H-2, respectively.

“Obligations” shall mean (a) all obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties from time to time under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees (including the fees provided for in the Agent Fee Letter and the Arranger Engagement Letter), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided, that, in no circumstances shall Excluded Swap Obligations constitute Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officer’s Certificate” shall mean, as to any person, a certificate executed by any of the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (d) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges (including fees and expenses to the extent incurred with respect to any such Taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes.

“Overadvances” shall have the meaning assigned to such term in Section 2.19(b).

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (a) there is no Default existing and continuing immediately before or after the action or proposed action; (b) in the case of any Investments permitted pursuant to Section 6.04(n) or (p), Permitted Acquisitions, Capital Expenditures permitted pursuant to Section 6.10(d), or Indebtedness permitted pursuant to Section 6.01(m), (i) Thirty-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day (or shorter, as the case may be) period for which Thirty-Day Excess Availability is to be determined)) shall be equal to or exceed the greater of (A) seventeen and one-half (17.5%) percent of the Total Availability and (B) $25,000,000 at such time and (ii) if Thirty-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day (or shorter, as the case may be) period for which Thirty-Day Excess Availability is to be determined)) is less than the greater of (A) twenty-two and one-half (22.5%) percent of the Total

Availability and (ii) $30,000,000 at such time, then the Administrative Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00; and (c) in the case of any Restricted Payments or prepayments, payments, repurchases or redemptions, retirements, defeasances or acquisitions for value of any Subordinated Indebtedness, the Senior Unsecured Notes or Additional Unsecured Notes permitted pursuant to Sections 6.08(d) or 6.11(a), respectively, (i) the Supplemental Reserve shall be $0, (ii) Thirty-Day Excess Availability and Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day (or shorter, as the case may be) period for which Thirty-Day Excess Availability is to be determined)) shall be equal to or exceed the greater of (A) twenty-two and one-half (22.5%) percent of the Total Availability and (ii) $30,000,000 at such time, (iii) the Administrative Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or to which any Company or any of its ERISA Affiliates has, or could reasonably be expected to have, an obligation to contribute or could reasonably be expected to incur any liability, whether absolute or contingent.

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit I-1 or any other form approved by the Co-Collateral Agents, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit I-2 or any other form approved by the Co-Collateral Agents.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Wholly Owned Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) the Payment Conditions are satisfied, unless the consideration for such transaction consists solely of Qualified Capital Stock of the Administrative Borrower and any Indebtedness assumed pursuant to clause (iii) of this definition;

(iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted to be incurred under Section 6.01;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Administrative Borrower and its Restricted Subsidiaries are permitted to be engaged in under Section 6.14;

(v) the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements and the Organizational Documents of the relevant Companies;

(vii) the Administrative Borrower shall have provided the Co-Collateral Agents and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Co-Collateral Agents;

(viii) at least five Business Days prior to the proposed date of consummation of the transaction (or such shorter period as is acceptable to the Agent in its sole discretion), the Administrative Borrower shall have delivered to the Agent an Officer’s Certificate of the Administrative Borrower certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(ix) (a) in the case of an acquisition of all or substantially all of the property of any person, the person making such acquisition is a Borrower or a Subsidiary Guarantor, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is a Borrower or a Subsidiary Guarantor, (B) no less than one hundred (100%) percent of the Equity Interests of the target person shall be acquired by the person making such acquisition, and (C) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Borrower or a Subsidiary Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is a Borrower or a Subsidiary Guarantor or (y) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Borrower or a Subsidiary Guarantor; and

(x) in the case of the acquisition of one hundred (100%) percent of the Equity Interests of any person (including by way of merger, consolidation or other combination), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns one hundred (100%) percent of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is not a Wholly Owned Subsidiary of such person, (1) such non-Wholly Owned Subsidiary shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-Wholly Owned Subsidiary of the respective person shall have been a non-Wholly Owned Subsidiary of such person prior to the date of the respective Permitted Acquisition and (3) such person and/or its Wholly Owned Subsidiaries own at least ninety (90%) percent of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of non-Wholly Owned Subsidiaries held by such person and its Wholly Owned Subsidiaries).

Notwithstanding anything to the contrary contained herein, none of the Receivables of the acquired person or comprising a portion of the assets that were acquired in connection with the Permitted Acquisition shall constitute Eligible Receivables until such time as the Co-Collateral Agents shall have received a collateral field examination (conducted at the Borrowers’ sole cost and expense) with respect to such Receivables, reasonably satisfactory to the Co-Collateral Agents (it being agreed that any such collateral field examination shall be in addition to any collateral field examination performed at the Borrowers’ expense pursuant to Section 5.13).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Mortgage Liens” shall mean the Liens described in clauses (a), (b), (d), (e) and (g) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.10 or 5.11, Permitted Mortgage Liens shall mean only those Liens that are (a) identified on a schedule to the applicable Mortgage, (b) excepted as being prior to the Lien of such Mortgage as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property issued by the applicable Title Company and (c) otherwise Permitted Liens.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries, as applicable; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), including any unfunded commitments, of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(d) if a Restricted Subsidiary is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, such Permitted Refinancing Indebtedness is incurred by such Restricted Subsidiary and does not add any additional obligors or guarantors with respect thereto; and

(e) if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Distribution” shall have the meaning assigned thereto in Section 6.08(c).

“Person” and “person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledgor” shall mean each Company listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Co-Borrower or Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“PNC” shall mean PNC Bank, National Association.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Restricted Payment) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (c) any Permitted Acquisition, other Investment or Asset Sale then being consummated as well as any other Permitted Acquisition, other Investment or Asset Sale if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition, other Investment or Asset Sale then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Restricted Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding);

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or Asset Sale if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or Asset Sale, factually supportable and identifiable cost savings, expenses and other synergies, as if such cost savings, expenses or other synergies were realized on the first day of the respective period; and

(iv) if since the beginning of such Test Period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, then any calculation of compliance with any financial covenant or financial term hereunder on a Pro Forma Basis shall be calculated giving pro forma effect thereto for such Test Period as if such designation had occurred at the beginning of such Test Period.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the Total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“Protective Advances” shall have the meaning assigned to such term in Section 2.19(a).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Material Non-Public Information with respect to the Administrative Borrower or its Restricted Subsidiaries.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (a) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such person and (b) the amount of such Indebtedness does not exceed the lesser of one hundred (100%) percent of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Qualified Appraisal” shall mean an appraisal (a) which is or was conducted by an independent appraiser selected or approved by the Co-Collateral Agents; (b) which will be or was conducted in such a manner and methodology and of such a scope as is acceptable to the Co-Collateral Agents; (c) the results of which are reasonably satisfactory to the Co-Collateral Agents; and (d) upon which the Co-Collateral Agents and Lenders are expressly permitted to rely.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Real Property Appraisal” shall mean the Qualified Appraisal of any Designated Real Property of Borrowers.

“Quarterly Average Undrawn Availability” shall mean, for any fiscal quarter, the daily average of the aggregate amount of Undrawn Availability for such fiscal quarter.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Appraisal” shall mean any Qualified Appraisal of Designated Real Property delivered to the Co-Collateral Agents after the date hereof in accordance with Section 5.13(b)(ii).

“Real Property Availability” shall mean the lesser of (a) from the date hereof up to and including the first anniversary of the date hereof, the sum of, for each Eligible Real Property, an amount equal to sixty (60%) percent of the appraised fair market value of such Eligible Real Property, as reflected in the Real Property Appraisal used to satisfy the Eligible Real Property Availability Conditions for such Eligible Real Property, and (b) Real Property Sublimit. Prior to the first anniversary of the date hereof, the Real Property Availability for any Eligible Real Property shall be added to the Borrowing Base on the first (1st) day of the month immediately following the month in which the Eligible Real Property Availability Conditions for such Eligible Real Property have been satisfied. The Real Property Availability shall be fixed as of the first anniversary of the date hereof. The Real Property Availability (a) commencing on the first day of the month immediately following the first anniversary of the date hereof, and on the first (1st) day of each month thereafter (each such date, a “Real Property Availability Reduction Date”), the Real Property Availability shall be reduced by an amount equal to the aggregate principal amount of the Real Property Availability on the first anniversary of the date hereof divided by 180, and (b) shall be subject to the mandatory reductions as provided under Section 2.09(d).

“Real Property Sublimit” shall mean, at any given date, fifteen (15%) percent of the Total Availability.

“Realty Reserves” means such reserves as the Co-Collateral Agents from time to time determines in their Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Designated Real Property. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (a) Environmental Compliance Reserves, (b) reserves for (i) municipal taxes and assessments, (ii) repairs and (iii) remediation of title defects, and (c) reserves for Indebtedness secured by Liens having priority over the Lien of the Agent.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the UCC as in effect in the State of New York) and all supporting obligations in respect thereof.

“Refinancing” shall mean the repayment in full of all of the outstanding indebtedness of the Administrative Borrower and its Restricted Subsidiaries listed on Schedule 1.01(e) (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the Borrowers’ obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, shareholders, Advisors, agents, representatives, members, successors, assigns, controlling persons and attorneys-in-fact of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting the Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any date of determination, Lenders having Revolving Loans, LC Exposure, Swingline Exposure and unused Revolving Commitments representing more than sixty-six and two-thirds percent (66 2⁄3%) of the sum of all Revolving Loans outstanding, LC Exposure, Swingline Exposure and unused Revolving Commitments at such time; provided, that, (a) if there are fewer than three Lenders at any time, then Required Lenders shall then mean all Lenders, and (b) if there are three or more Lenders at any time, then Required Lenders shall then mean, in addition to, and not in limitation of, the provisions of this definition that precede this proviso, at least two Lenders. Lenders that are Affiliates of one another shall be counted as a single Lender for purposes of this proviso.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Reserves” shall mean such reserves as the Co-Collateral Agents may from time to time establish in their Permitted Discretion, including reserves for (a) matters that could adversely affect the Collateral, its value or the amount that the Agent and the Lenders might receive from the sale or other disposition thereof or the ability of the Agent to realize thereon, (b) sums that any Borrower is required to pay under any provision of this Agreement or any other Loan Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) amounts owing by any Borrower to any person to the extent secured by a Lien on, or trust over, any of the Collateral, (d) amounts believed by the Co-Collateral Agents to be necessary to provide for possible inaccuracies in any report or in any information provided to the Co-Collateral Agents pursuant to this Agreement, (e)(i) dilution with respect to the Receivables of any Borrower (based on the ratio of the aggregate amount of non-cash reductions in the Receivables of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by the Co-Collateral Agents for any period that is or is reasonably anticipated to be greater than five (5%) percent, (ii) if, at any given time, the aggregate fair market value of any Designated Real Property as set forth in the most recent Real Property Appraisal received by Co-Collateral Agents with respect thereto has declined so that sixty (60%) percent of the fair market value of such Designated Real Property is less than the then current Real Property Availability attributable to such Designated Real Property, calculated as of the date Co-Collateral Agents receives such Real Property Appraisal (such amount being referred to as the “RP Differential”), an amount equal to such RP Differential, and (iii) if any Eligible Equipment is sold after the receipt by Co-Collateral Agents of an Equipment Appraisal, an amount equal to eighty-five (85%) percent of the Net Liquidation Value of such sold Eligible Equipment (it being understood and agreed that any reserves established under this clause (e)(iii) shall be released upon the receipt by Co-Collateral Agents of the next Equipment Appraisal so long as, after giving effect to such release, no Overadvance exists or would exist as a result thereof, (f) Bank Product Obligations to the extent that such Bank Product Obligations constitute Secured Obligations or otherwise receive the benefit of the security interest of the Agent in any Collateral, and (g)

Realty Reserves. The amount of any Reserve established by the Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Co-Collateral Agents in their Permitted Discretion. Notwithstanding the foregoing, so long as no Default then exists, the Co-Collateral Agents shall provide the Administrative Borrower with three (3) Business Days’ prior notice of (A) the establishment of any new category of Reserves with respect to which the Co-Collateral Agents had not previously implemented any Reserves, or (B) any change in the methodology utilized by the Co-Collateral Agents in establishing any then existing category of Reserves.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Law, or (b) all other actions required by any Governmental Authority to (i) clean up, remove, treat, remediate, contain, assess, abate, or monitor any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Restricted Payments” shall mean (a) any Dividend, or (b) any earnout (or similar) payment in respect of a Permitted Acquisition or other Investment consummated after the Closing Date.

“Restricted Subsidiary” shall mean, collectively, any existing or future direct or indirect Subsidiary of Administrative Borrower, other than any Unrestricted Subsidiary but including, at all times, the Borrowers and the Guarantors.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (a) the Business Day preceding the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $135,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Loan” shall mean a loan made by the Lenders to a Borrower pursuant to Section 2.01.

“Rolling Stock” shall mean all trucks, trailers, tractors, service vehicles, vans, pick up trucks, forklifts, wheel loaders and other mobile equipment and other vehicles, wherever located.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all Bank Product Obligations of the Administrative Borrower and the other Loan Parties; provided, that, in no circumstances shall Excluded Swap Obligations constitute Secured Obligations.

“Secured Parties” shall mean, collectively, (a) the Agent, (b) the Co-Collateral Agent, (c) the Issuing Bank, (d) the Lenders and (e) each Bank Product Provider.

“Securities Account” has the meaning specified in the UCC.

“Securities Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Agent, executed by the relevant Loan Party, the Agent and the relevant Securities Intermediary.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Securities Intermediary” has the meaning specified in the UCC.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Deposit Account Control Agreement, each Securities Account Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Senior Unsecured Notes” shall mean, collectively, Administrative Borrower’s 4.25% Convertible Senior Notes issued pursuant to the Senior Unsecured Notes Agreement in the aggregate original principal face amount of $125,000,000.

“Senior Unsecured Notes Agreement” shall mean that certain Indenture, dated as November 12, 2013, by and among Administrative Borrower and U.S. Bank National Association, as trustee, as amended or modified from time to time to the extent permitted by Section 6.11.

“Senior Unsecured Notes Documents” shall mean the Senior Unsecured Notes Agreement, the Senior Unsecured Notes and any and all other agreements, instruments and documents executed and delivered in connection with the Senior Unsecured Notes Agreement.

“Solvent” shall mean, with respect to any person, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized.

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 6.10(e).

“Specified Event of Default” shall mean any Event of Default arising and continuing under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h).

“Statutory Reserves” shall mean for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including Regulation D, issued by the Board (the “Reserve Requirements”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Requirements.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of any Company that is by its terms subordinated (on terms reasonably satisfactory to the Co-Collateral Agents) in right of payment to all of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (a) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than fifty (50%) percent of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Administrative Borrower.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Administrative Borrower listed on Schedule 1.01(d), and each other Wholly-Owned Domestic Subsidiary of the Administrative Borrower that is or becomes a party to this Agreement and to the Security Documents as a Subsidiary Guarantor pursuant to Section 5.10. At any time, Subsidiary Guarantors shall not include any Subsidiary that has been designated as an Unrestricted Subsidiary under and in accordance with Section 5.16 and that remains an Unrestricted Subsidiary at such time.

“Supplemental Reserve” shall mean from the Closing Date up to the Supplemental Reserve Release Date, an amount equal to $10,000,000, and from and after the Supplemental Reserve Release Date, an amount equal to $0, except, that, if clause (a) under the definition of Supplemental Reserve Release Date is satisfied, the amount of the Supplemental Reserve shall be the lesser of (a) $10,000,000 and (b) the then outstanding and unpaid amounts due in connection with the final settlement of the FCPA Action pursuant to binding settlement agreements satisfactory to Agent.

“Supplemental Reserve Release Date” shall mean the first date after both (a) the Consolidated Fixed Charge Coverage Ratio for two (2) consecutive fiscal quarters ending on or after April 30, 2015 for which Co-Collateral Agents have received financial statements shall be at least 1.10 to 1.00, and (b) the final payment(s) relating to the settlement of the FCPA Action are made.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.16; provided, that, in no event shall the Swingline Commitment exceed the Total Revolving Commitments. The aggregate principal amount of the Swingline Commitment shall be $15,000,000 on the Closing Date.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.16.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (a) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (b) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Administrative Borrower then last ended (in each case taken as one accounting period).

“Thirty-Day Excess Availability” shall mean each day’s Excess Availability during the 30 consecutive day period immediately preceding the date of the proposed transaction on which it is being determined whether the Payment Conditions have been satisfied.

“Total Availability” shall mean, at any time, the lesser of (a) the Total Revolving Commitments at such time and (b) the Borrowing Base at such time.

“Total Revolving Commitments” shall mean the aggregate principal amount of all Revolving Commitments, which as of the Closing Date is in the aggregate amount of $135,000,000.

“Total Revolving Commitments Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(c).

“Total Revolving Exposure” shall mean, with respect to all Lenders at any time, the aggregate principal amount at such time of all outstanding Revolving Loans, plus the aggregate amount at such time of the LC Exposure, plus the aggregate amount at such time of the Swingline Exposure.

“Transaction Documents” shall mean, collectively, the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date and the use of the proceeds thereof, (b) the Refinancing and (c) the payment of the fees and expenses related to the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Type” shall mean, when used in reference to any Loan or Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unbilled Receivable” shall mean any Receivable that an invoice or bill has not been delivered with respect thereto for a period of no more than 30 days after the last day of the calendar month in which such Loan Party has shipped the goods giving rise to such Receivable or performed the services giving rise to such Receivable.

“Undrawn Availability” shall mean, at any particular date, an amount equal to (a) the Total Availability at such date, minus (b) the sum of (i) the aggregate outstanding principal amount of all Loans at such date and (ii) the LC Exposure at such date.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) as of the Closing Date, each Subsidiary of Administrative Borrower listed on Schedule 1.01(f), (b) any Subsidiary of Administrative Borrower designated by Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 5.16 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary; provided, that, notwithstanding the foregoing clauses (a), (b) and (c), in no event shall (i) any Borrower be an Unrestricted Subsidiary, (ii) any Guarantor be designated as an Unrestricted Subsidiary, and (iii) subject to the provisions of Section 5.16, any Unrestricted Subsidiary that is redesignated as a Borrower or Guarantor shall cease to be an Unrestricted Subsidiary.

“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation one hundred (100%) percent of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a one hundred (100%) percent Equity Interest (other than directors’ qualifying share and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such Loan Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with, GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and the Administrative Borrower, the Required Lenders, the Co-Collateral Agent or the Agent shall so request, the Co-Collateral Agents and the Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Administrative Borrower); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Administrative Borrower shall provide to the Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Administrative Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared as if such change had been implemented; provided, further, that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VI shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”.

Section 1.05 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenant set forth in Section 6.10(b) shall be calculated with respect to such period, such Permitted Acquisition or such Asset Sale on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.07 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers (on a joint and several basis), at any time and from time to time on or after the Closing Date until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided, however, (x) in no event shall the Total Revolving Exposure at any time exceed the Total Availability at such time and (y) no more than $40,000,000 in aggregate principal amount of Revolving Loans shall be permitted to be made on the Closing Date. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided, that, the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). Except for Revolving Loans deemed made pursuant to Section 2.17(e), any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Sections 2.10 and 2.11, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Administrative Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided, that, any exercise of such option shall not affect the obligation of the Lender to make such Revolving Loan or the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, that, the Administrative Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings in the aggregate outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Revolving Loans made pursuant to Section 2.17(e), each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in the United States as the Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Agent shall promptly credit or remit the amounts so received to an account in the United States as directed by the Administrative Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, promptly return the amounts so received to the respective Lenders.

(d) Unless the Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with clause (c) above, and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Agent, each of such Lender and the Borrowers (on a joint and several basis) severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of the Borrowers, the greater of the interest rate applicable at the time to ABR Loans and the interest rate applicable to such Borrowing. If such Lender shall subsequently repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement, and the Borrowers’ obligation to repay the Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so repaid by the Borrowers shall be returned to the Borrowers.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Borrowing Procedure. (a) To request a Revolving Borrowing, the Administrative Borrower shall deliver, by hand delivery, email through a “pdf” copy or telecopier, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Agent), a duly completed and executed Borrowing Request to the Agent (i) in the case of a Eurodollar Borrowing, prior to 1:00 p.m., New York City time, on the third Business Day before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time, one Business Day prior to the proposed Borrowing. Each Borrowing Request for a Revolving Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of such Borrowing, which shall comply with the requirements of Section 2.02(a);

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the respective Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(vi) that the conditions set forth in Sections 4.02(b)—(d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing. Additionally, any amount required to be paid as interest, fees, charges, costs and expenses payable or reimbursable by any Borrower hereunder, or other Obligations under this Agreement or any other Loan Document, at the election of the Agent and upon notice to the Administrative Borrower, shall be deemed a request by the Borrowers for an ABR Borrowing as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any other Loan Document (notwithstanding such amount may not comply with the minimum borrowing amount required under Section 2.02) and such deemed request shall be irrevocable.

(b) Each Co-Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Co-Borrower. The Agent and the Lenders may disburse the Loans to such bank account of the Administrative Borrower or a Co-Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. The Administrative Borrower hereby accepts the appointment by the Co-Borrowers to act as the agent of the Co-Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Each Co-Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking made on behalf of any other Borrower by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(c) The Administrative Borrower operates a centralized cash management system for the Borrowers and their Subsidiaries, including the maintenance of appropriate records to determine the amount of intercompany accounts owing among the Loan Parties and their Subsidiaries. All Loans or Letters of Credit requested by the Administrative Borrower for ultimate use by the Loan Parties (or for the benefit of their Subsidiaries) may be drawn or obtained in the name of the Administrative Borrower or the name of a Co-Borrower designated by the Administrative Borrower. Upon request, the Administrative Borrower shall promptly confirm for the Agent that each Loan or Letter of Credit has been issued in the name of the appropriate Borrower (and, if applicable, for the benefit of any of their Subsidiaries) and, in the event of any error, the respective records shall be adjusted without prejudice to the rights of the Agent or the Lenders.

Section 2.04 Repayment of Loans. (a) Each of the Borrowers hereby unconditionally promises, jointly and severally, to pay to (i) the Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the fifteenth or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least two Business Days after such Swingline Loan is made; provided, that, on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that, the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such entries, the accounts and records of the Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Administrative Borrower (with a copy to the Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or if such promissory note is in registered form, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee. The Borrowers, jointly and severally, agree to pay to the Agent for the account of each Lender a commitment fee (a “Commitment Fee”) computed at a rate per annum equal to the Applicable Commitment Fee Percentage of the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Agent and Co-Collateral Agent Fees. The Borrowers agree, jointly and severally, to pay to the Agent and the Co-Collateral Agents, for their own respective account, the fees set forth in the Agent Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Administrative Borrower, the Co-Collateral Agents and the Agent (the “Agent Fees”).

(c) LC and Fronting Fees. The Borrowers agree, jointly and severally, to pay (i) to the Agent for the account of each Lender a participation fee (the “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of one-eighth of one percent (0.125%) per annum (or such other rate per annum as the Issuing Bank and the Administrative Borrower may from time to time agree) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees and charges with respect to the administration, issuance, amendment, negotiation, renewal, payment or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate and no Letters of Credit remain outstanding. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the LC Participation Fee shall accrue, after as well as before judgment, at a rate per annum equal to two (2%) percent in excess of the rate then borne by the LC Participation Fee.

(d) Other Fees. The Borrowers agree, jointly and severally, to pay the Agent and/or the Co-Collateral Agents, for their own accounts, such fees payable in the amounts and at the times as have been or may be separately agreed upon among the Borrowers, the Agent and/or the Co-Collateral Agents.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Agent for distribution, if and as appropriate, among the Lenders, except that the Borrowers shall pay (i) the Fronting Fees directly to the Issuing Bank and (ii) the Fees provided under Section 2.05(d) directly to the Agent or Co-Collateral Agent, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Sections 8.01(a) or (b), each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is two (2%) percent in excess of the rate then borne by such Loans, and (ii) without duplication of any amounts payable pursuant to preceding clause (i), (x) overdue principal and, to the extent permitted by applicable law, overdue interest, in respect of the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is two (2%) percent in excess of the rate applicable to respective Loans from time to time, and (y) without duplication of any amounts payable pursuant to the last sentence of Section 2.05(c) in respect of the LC Participation Fee, all other overdue amounts owing under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is two (2%) percent in excess of the rate otherwise applicable to ABR Loans from time to time (in each such case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that, (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual numbers of days elapsed (including the first day but excluding the last day); provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination and Reduction of Commitments. (a) The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.

(b) At its option, the Borrowers may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided, that, (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Total Revolving Exposure would exceed the Total Revolving Commitments.

(c) The Administrative Borrower shall notify the Agent in writing of any election to terminate or reduce Revolving Commitments under Section 2.07(b) at least five Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.07 shall be irrevocable; provided, that, a notice of termination of the Revolving Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full the Obligation hereunder, in which case such notice may be revoked by the Administrative Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrowers may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing. Notwithstanding anything to the contrary the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than eight periods with respect to Eurodollar Borrowings outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Agent in its sole discretion). This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted into a Eurodollar Borrowing and shall, at all times, be maintained as an ABR Borrowing.

(b) To make an election pursuant to this Section 2.08, the Administrative Borrower shall deliver, by hand delivery, email through “pdf” copy or telecopies, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Agent), a duly completed and executed Interest Election Request to the Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Revolving Borrowings are being combined, allocation to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Agent or the Required Lenders may require, by notice to the Administrative Borrower, that (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Optional and Mandatory Prepayments of Loans. (a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing, in whole or in part, without premium or penalty, subject to the requirements of this Section 2.09; provided, that, each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.

(b) Mandatory Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Borrowers, jointly and severally, shall, on the date of such termination, repay or prepay all outstanding Revolving Loans and Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).

(ii) In the event of any partial reduction of the Revolving Commitments by the Borrowers, then (x) at or prior to the effective date of such reduction, the Agent shall notify the Administrative Borrower and the Lenders of the Total Revolving Exposure after giving effect thereto and (y) if the Total Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrowers, jointly and severally, shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess.

(iii) If at any time the Total Revolving Exposure exceeds the Total Availability at such time, the Borrowers, jointly and severally, shall, without notice or demand, promptly first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans, and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess; except, that, if the Total Revolving Exposure exceeds the Total Availability as a direct result of the establishment or increase of a Reserve and not as a result of any other factor, such excess shall be repaid within five (5) Business Days from the date such excess first exists.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrowers, jointly and severally, shall, without notice or demand, promptly replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17 in an aggregate amount sufficient to eliminate such excess.

(v) Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company (other than any Foreign Subsidiary) that occurs during a Cash Dominion Period, the Administrative Borrower shall apply one hundred (100%) percent of such Net Cash Proceeds to make prepayments in accordance with Section 2.09(d).

(vi) Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company (other than any Foreign Subsidiary), the Administrative Borrower shall apply an amount equal to one hundred (100%) percent of such Net Cash Proceeds to make prepayments in accordance with Section 2.09(d);

(c) Cash Dominion. On each Business Day during which a Cash Dominion Period exists and is continuing, all funds credited in immediately available funds to an Approved Deposit Account and an Approved Securities Account the previous Business Day shall be applied, as and when received by the Agent (unless Section 9.01 is otherwise applicable at such time), (i) first, pro rata to the Obligations consisting of fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by (or owing to) the Agent and the Co-Collateral Agents in connection with this Agreement or any other Loan Document, (ii) second, to the principal and interest of Swingline Loans made to the Borrowers by the Swingline Lender and not reimbursed by the Lenders until paid in full, (iii) third, pro rata to interest due in respect of all Protective Advances and Overadvances, (iv) fourth, pro rata to the principal amount of all Protective Advances and Overadvances, (v) fifth, pro rata to Reimbursement Obligations for which the Issuing Bank has not received reimbursement pursuant to Section 2.17(e), (vi) sixth, pro rata to interest due to the Lenders upon any of the Loans made to the Borrowers and to the Obligations consisting of costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Loan Document according to their respective Pro Rata Percentages thereof until paid in full, (vii) seventh, pro rata to fees due to the Lenders in connection with this Agreement or any other Loan Document according to their respective Pro Rata Percentages thereof until paid in full, (viii) eighth, pro rata to the principal of the Revolving Loans made to the Borrowers by each Lender according to their respective Pro Rata Percentages thereof (and, if requested by the Agent or the Required Lenders after the occurrence of any Event of Default, on a pro rata basis, to Cash Collateralize Letters of Credit) and any Bank Product Obligations then due and owing to the extent of Reserves then maintained by the Agent with respect thereto (but excluding Bank Product Obligations that are not then covered by such Reserves), (ix) ninth, pro rata to any Bank Product Obligations then due and owing that were not paid pursuant to immediately preceding clause (viii), until paid in full, (x) tenth, pro rata to any other Obligations then due and owing until paid in full and (xi) eleventh, any remaining amounts to the Administrative Borrower on behalf of the Borrowers.

(d) Application of Prepayments. Prior to any optional prepayment of Revolving Loans hereunder, the Administrative Borrower shall select the Revolving Borrowing or Revolving Borrowings to be prepaid and shall specify such selection in the notice of such prepayment, subject to the provisions of this Section 2.09(d). Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. In addition to and not in limitation of the foregoing, if any mandatory prepayment is in respect of an Asset Sale or Casualty Event of any Designated Real Property, the Real Property Availability shall be reduced by an amount equal to the Real Property Availability attributable to such Designated Real Property as of the date such Designated Real Property is sold or becomes subject to a Casualty Event.

(e) Notice of Prepayment. The Administrative Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, on the third Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Borrowing), not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided, that, a notice of prepayment delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full the Obligation hereunder, in which case such notice may be revoked by the Administrative Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Such notice shall not be required for repayments pursuant to clause (c) of this Section 2.09. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments (other than pursuant to clause (c) above) shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent reasonably determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(b) the Agent is advised in writing by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Agent shall give written notice thereof to the Administrative Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.11 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.14 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will, jointly and severally, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; it being understood that this Section 2.11 shall not apply to Taxes that are Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.14. The protection of this Section 2.11 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by such Lender, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will, jointly and severally, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail (i) the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.11 and (ii) the calculation of such amount or amounts shall be delivered to the Administrative Borrower (with a copy to the Agent) and shall be conclusive and binding absent manifest error. Each Lender shall calculate such amount or amounts in good faith and in a commercially reasonable manner. The Borrowers, jointly and severally, shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that, the Borrowers shall not be required to compensate a Lender or the Issuing Bank for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Administrative Borrower and to the Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to the Administrative Borrower and to the Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.11(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of clause (e) of this Section 2.11, a notice to the Administrative Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Administrative Borrower.

Section 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest

Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.15, then, in any such event, the Borrowers, jointly and severally, shall compensate each Lender for any documented, actual out-of-pocket loss, cost and expense attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits). A certificate of any Lender setting forth in reasonable detail (i) any documented amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 and (ii) the calculation of such amount or amounts shall be delivered to the Administrative Borrower (with a copy to the Agent) and shall be conclusive and binding absent manifest error. Each Lender shall calculate such amount or amounts in good faith and in a commercially reasonable manner. The Borrowers, jointly and severally, shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at PNC Bank, National Association, 340 Madison Avenue, 11th Floor, New York, NY 10173, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) Subject to Sections 2.09(c) and 9.01, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, and participations in LC Disbursements and Swingline

Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements and Swingline Loans; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.13(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans to any Eligible Assignee or participant, other than to any Company or any Affiliate thereof (as to which the provisions of this Section 2.13(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Agent shall have received written notice from the Administrative Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(d), 2.16(d), 2.17(d), 2.17(e) or 11.03(e), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Taxes except as required by applicable Legal Requirements. If any amounts on account of Indemnified Taxes are required to be deducted or withheld from such payments, then (i) the sum payable by or on behalf of such Loan Party shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.14) the Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrowers shall make such deductions, reductions or withholdings and (iii) the Borrowers, jointly and severally, shall timely pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with applicable Legal Requirements.

(b) In addition, the Borrowers, jointly and severally, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Agent reimburse it for payment of any Other Taxes.

(c) The Borrowers agree, jointly and severally, to indemnify the Agent, each Lender and the Issuing Bank, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document or any Other Taxes paid by the Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Bank (in each case with a copy delivered concurrently to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes, and in any event within 30 days following any such payment being due, by the Borrowers to a Governmental Authority, the Administrative Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent. If the Borrowers fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fail to remit to the Agent the required receipts or other documentary evidence, the Borrowers, jointly and severally, shall indemnify the Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Agent or such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower and the Agent such properly completed and executed documentation and information reasonably requested by the Administrative Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally able to do so, (i) furnish to the Administrative Borrower and the Agent on or prior to the date it becomes a party hereto, either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (claiming the benefits of an applicable tax treaty), (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), together with required attachments, (c) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), (d) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8EXP (or successor form) or (e) if such Foreign Lender is relying on the so-called “portfolio interest exemption,” an accurate and complete originally executed “Portfolio Interest Certificate” in the form of Exhibit K and two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form), in the case of each of the preceding clauses (a) through (e), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, (ii) promptly notify the Administrative Borrower and the Agent if such Foreign Lender no longer qualifies for the exemption or reduction that it previously claimed as a result of change in such Foreign Lender’s circumstances, and (iii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8IMY (or successor form), Form W-8EXP (or successor form) and/or Portfolio Interest Certificate upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Administrative Borrower or the Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder. Each Lender that is not a Foreign Lender shall (i) furnish to the Administrative Borrower and the Agent on or prior to the date it becomes a party hereto two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) or otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Administrative Borrower or the Agent, to reconfirm its complete exemption from U.S. federal withholding tax with respect to any payment hereunder.

(g) If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Agent, at the time or times prescribed by law and at such times reasonably requested by the Administrative Borrower and the Agent, (A) such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such other documentation reasonably requested by the Administrative Borrower and the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment, or notify the Agent and the Administrative Borrower that such Lender is not in compliance with FATCA. Solely for purposes of this Section 2.14(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrowers, upon the request of the Agent or such Lender (or assignee), shall repay the amount paid over to the Borrowers that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.14(h) shall require the Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to the Borrowers or any other person. Notwithstanding anything to the contrary, in no event will the Agent or any Lender (or assignee) be required to pay any amount to the Borrowers the payment of which would place the Agent or such Lender (or assignee) in a less favorable net after-tax position than the Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund or credit of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.11(a) or (b), or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.11(a), 2.11(b) or 2.14, as the case may be, in the future, (ii) would not subject such Lender to any material unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. The Borrowers, jointly and severally, shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.11(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.11(e), (iii) the Borrowers are required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.14, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of one hundred (100%) percent of the Lenders or one hundred (100%) percent of all affected Lenders and which, in each case, has been consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that, (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Administrative Borrower shall have received the prior written consent of the Agent, the Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.11 and 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.11(a) or (b) or notice under Section 2.11(e) or the amounts paid pursuant to Section 2.14, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.11(e), or cease to result in amounts being payable under Section 2.14, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to clause (a) of this Section 2.15), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.11(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.11(e) or shall waive its right to further payments under Section 2.14 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.15(b). After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue any additional Letters of Credit.

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans, Swingline Exposure and LC Exposure shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans, Swingline Exposure and LC Exposure shall be included for purposes of voting, and the calculation of voting, on the matters: (i) set forth in Section 11.02(b)(i)-(iii) (including the granting of any consents or waivers); and (ii) set forth in Section 11.02(b)(iv)-(xi) only to the extent that any such matter disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Revolving Loans pursuant to Section 2.09(a) shall, if the Administrative Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders in accordance with Section 2.09 as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Revolving Loans pursuant to Section 2.09 shall, if the Administrative Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) in accordance with Section 2.09 as if such Defaulting Lender had funded all Defaulted Loans of such

Defaulting Lender, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected (as reasonably determined by the Agent), the Borrowers, jointly and severally, shall within one Business Day following notice by the Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.17(i) for so long as such LC Exposure is outstanding; (C) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (iv), the Borrowers shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this clause (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this clause (iv), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred (100%) percent covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with clause (iv) of this Section 2.15(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with clause (iv)(A) of this Section 2.15(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Agent, the Borrowers, the Issuing Bank and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable; (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Revolving Loan of such Defaulting Lender (such Revolving Loans being “Defaulted Loans”) or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Administrative Borrower and the Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Commitment; and (c) the date on which the Administrative Borrower (on behalf of the Borrowers), the Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

No amount of the Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.15(c), performance by the Borrowers of their obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.15(c). The rights and remedies against a Defaulting Lender under Section 2.15(c) are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Funding Default and that the Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.16 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers (on a joint and several basis) from time to time on any Business Day after the Closing Date and during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, each Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the Total Revolving Exposure exceeding the Total Availability at such time; provided, that, no Swingline Loan shall be made to refinance, in whole or in part, any outstanding Swingline Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans. The Swingline Lender may, at its sole election and option, upon 3 Business Days advance notice to Administrative Borrower, cancel its obligation to make Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Administrative Borrower shall deliver, by hand delivery, email through a “pdf” copy or telecopier, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Agent), a duly completed and executed Borrowing Request to the Agent and the Swingline Lender, prior to 1:00 p.m., New York City time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, the location and number of the respective Borrower’s account to which the funds are to be disbursed (which shall comply with the requirements of Section 2.02(c)), and that the conditions set forth in Sections 4.02(b)-(d) are satisfied as of the date of the notice. Each Swingline Loan shall be (and shall be maintained as) an ABR Loan. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Administrative Borrower with the Swingline Lender, if any, or otherwise remitted to an account (which shall comply with the requirements of Section 2.02(c)) as directed by the Administrative Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank). The Swingline Lender shall endeavor to fund each Swingline Loan by 3:00 p.m., New York City time and shall in any event fund such Swingline Loan by no later than 4:30 p.m., New York City time, on the requested date of such Swingline Loan. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. The Borrowers shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon the Administrative Borrower giving written notice to the Swingline Lender and the Agent before 1:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender (i) may at any time in its discretion and (ii) as directed by the Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender shall, by written notice given to the Agent (provided such notice requirements shall not apply if the Swingline Lender and the Agent are the same entity) prior to 1:00 p.m., New York City time, on the Business Day immediately following such notice, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding; provided, that, Lenders shall be required to acquire such participations no less frequently than the first date after each Swingline Loan is made that is the fifteenth or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day). Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.16(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Lender shall comply with its obligation under this Section 2.16(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired by the Lenders pursuant to this Section 2.16(d), and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent. Any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this Section 2.16(d), as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this

Section 2.16(d) shall not relieve the Borrowers of any default in the payment thereof. Subject to Sections 2.09(c), 2.13(b) and 9.01, the Agent may apply payments on Revolving Loans to Swingline Loans, regardless of any designation by the Borrowers to the contrary. The provisions of this Section 2.16(d) are solely for the benefit of the Swingline Lender and the other Lenders, and none of the Loan Parties may rely on this Section 2.16(d) or have any standing to enforce its terms.

(e) Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Agent and the Administrative Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Administrative Borrower (with the Administrative Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Agent and the successor Swingline Lender. The Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, the Borrowers, jointly and severally, shall repay the outstanding principal amount of all Swingline Loans and shall pay all interest and unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.16(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.17 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for the Administrative Borrower’s account or the account of a Co-Borrower or another Wholly Owned Subsidiary, in each case to support payment and performance obligations incurred in the ordinary course of business by the Administrative Borrower and its Wholly Owned Subsidiaries (other than obligations in respect of the Senior Unsecured Notes, Subordinated Indebtedness or Equity Interests) in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that, each Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Borrower or another Wholly Owned Subsidiary). Letters of Credit shall be issued in Dollars. The Issuing Bank shall have no obligation to issue, and the Administrative Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment, (ii) the Total Revolving Exposure would exceed the Total Availability at such time, or (iii) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Administrative Borrower shall deliver by hand, email through a “pdf” copy or telecopies, or facsimile transmission (or transmit by other electronic communication if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Agent prior to 1:00 p.m., New York City time, on the fifth (5th) Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for the Administrative Borrower’s own account or for the account of one of its Co-Borrowers or other Wholly Owned Subsidiaries (provided, that, each Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Borrower or a Wholly Owned Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension;

(iv) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date); and

(v) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided, that, the provisions of this Section 2.17 shall apply in respect of all such applications. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the Total Revolving Exposures shall not exceed the Total Availability at such time and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $10,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided, that, this Section 2.17(c) shall not prevent the Issuing Bank from agreeing that a Letter of Credit will, upon the request of the Administrative Borrower, automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless the Issuing Bank elects not to extend for any such additional period.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.17(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement. (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers, jointly and severally, shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 4:30 p.m., New York City time, on the date that such LC Disbursement is made if the Administrative Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., New York City time, on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 4:30 p.m., New York City time, on the Business Day immediately following the day that the Administrative Borrower receives such notice; provided, that, the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Loans in an equivalent amount and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loans.

(ii) If the Borrowers fail to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.17(e)(i), the Issuing Bank shall notify the Agent and the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Agent not later than 4:30 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 4:30 p.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Lender, and the Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrowers pursuant to clause (i) of this Section 2.17(e) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Agent from the Borrowers thereafter will be promptly remitted by the Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Agent as provided above, each of the Borrowers (on a joint and several basis) and such Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Borrowers, the interest rate applicable to ABR Loans; provided, that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to clause (i) of this Section 2.17(e), then the Default Rate shall apply and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of the Borrowers as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable decision) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Agent and the Administrative Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their joint and several Reimbursement Obligations to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is paid or disbursed to but excluding the date the Issuing Bank was reimbursed by the Borrowers therefor at a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for ABR Loans; provided, however, to the extent such amounts are not reimbursed prior to 1:00 p.m., New York City time, on the third Business Day following such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 8.01(g) or (h), interest shall thereafter accrue on the amounts so paid or disbursed by the Issuing Bank (and until reimbursed by the Borrowers) at a rate per annum equal to the Default Rate. Interest accrued pursuant to this Section 2.17(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Agent, the Co-Collateral Agents or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.17(i) or (y) if any other event occurs or condition exists requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers, jointly and severally, shall deposit in the LC Sub-Account, in the name of the Agent and for the benefit of the Secured Parties, an amount in cash equal to one hundred and three (103%) percent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in clause (g) or (h) of Section 8.01. Funds in the LC Sub-Account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations of the Borrowers in accordance with Article

IX. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be returned to the Administrative Borrower within 10 Business Days after all Events of Default have been cured or waived. To secure the LC Exposure and the other Obligations, the Loan Parties hereby grant a security interest to the Agent in any cash collateral deposited with the Agent, including the LC Sub-Account.

(j) Additional Issuing Banks. The Administrative Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Agent (which consent shall not be unreasonably withheld or delayed), each then existing Issuing Bank (which consent shall not be unreasonably withheld or delayed) and such Lender(s). Any Lender designated as an issuing bank pursuant to this Section 2.17(j) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation and Replacement of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Agent and the Administrative Borrower. Following such resignation, the Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Agent and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrowers, jointly and severally, shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such additional or to any previous Issuing Bank, or to such successor or such additional and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Administrative Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue (or increase or extend or otherwise amend) any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, liquidity or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the Issuing Bank deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.18 Nature of Obligations.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement or any other Loan Document, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Commitments) shall constitute the joint and several obligations of each of the Borrowers. In addition to the direct (and joint and several) obligations of the Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantees.

(b) The obligations of each Borrower with respect to the Obligations are independent of one another and of the obligations of the Guarantors under the Guarantees of such Obligations, and a separate action or actions may be brought and prosecuted against each Borrower and each Guarantor (in its capacity as a Guarantor), whether or not any other Borrower or Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

(c) Each of the Borrowers authorizes the Agent, the Issuing Bank and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Loan Documents:

(i) exercise or refrain from exercising any rights against any other Borrower or any Subsidiary Guarantor or others or otherwise act or refrain from acting;

(ii) release or substitute any other Borrower, endorsers, Subsidiary Guarantors or other obligors;

(iii) settle or compromise any of the Obligations of any other Borrower or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(iv) apply any sums paid by any other Borrower or any other person, howsoever realized to any liability or liabilities of such other Borrower or other person regardless of what liability or liabilities of such other Borrower or other person remain unpaid; and/or

(v) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other person.

(d) It is not necessary for the Agent, the Issuing Bank or any Lender to inquire into the capacity or powers of any Borrower or any of their respective Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrowers hereunder.

(e) No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder at any time that a Default exists and is continuing (or would result therefrom). This clause (e) is intended only to define the relative rights of the Borrowers, and nothing set forth in this clause (e) is intended or shall impair the joint and several obligations of each Borrower to pay the Obligations as and when the same shall become due and payable in accordance with the terms hereof.

(f) Each Borrower waives any right to require the Agent, the Issuing Bank or the Lenders to (a) proceed against any other Borrower, any Subsidiary Guarantor or any other party, (b) proceed against or exhaust any security held from any Borrower, any Subsidiary Guarantor or any other party or (c) pursue any other remedy in the Agent’s, the Issuing Bank’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Subsidiary Guarantor or any other party or on or arising out of any defense of any other Borrower, any Subsidiary Guarantor or any other party other than payment in full in cash of the Obligations, including any defense based on or arising out of the disability of any other Borrower, any Subsidiary Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.

Section 2.19 Protective Advances and Optional Overadvances

(a) Any contrary provision of this Agreement or any other Loan Document notwithstanding (including Sections 2.01 and 2.02), the Agent hereby is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (i) after the occurrence and during the continuance of a Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 4.2 are not satisfied, to make Revolving Loans to, or for the benefit of, the Borrowers on behalf of the Lenders that the Agent, in its discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (any of the Revolving Loans described in this Section 2.19(a) shall be referred to as “Protective Advances”) so long as (i) after giving effect to such Revolving Loans, the aggregate outstanding principal amount of all Protective Advances and Overadvances does not exceed an amount equal to five (5%) percent of the Total Revolving Commitments, and (ii) after giving effect to such Revolving Loans, the outstanding principal amount of the Total Revolving Exposure (including all outstanding Protective Advances and Overadvances) does not exceed an amount equal to the Total Revolving Commitments.

(b) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize the Agent or the Swingline Lender, as applicable, and either the Agent or the Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans and/or Swingline Loans to the Borrowers notwithstanding that, after giving effect thereto or at the time of making thereof, the Total Revolving

Exposure exceeds the Borrowing Base (such Revolving Loans being referred to herein as “Overadvances”), so long as (i) after giving effect to such Revolving Loans or Swingline Loans, the aggregate outstanding amount of all Protective Advances and Overadvances does not exceed an amount equal to five (5%) percent of the Total Revolving Commitments, and (ii) after giving effect to such Revolving Loans or Swingline Loans, the outstanding principal amount of the Total Revolving Exposure (including all outstanding Protective Advances and Overadvances) does not exceed an amount equal to the Total Revolving Commitments. In the event the Agent or the Co-Collateral Agents obtain actual knowledge that the aggregate outstanding amount of the Total Revolving Exposure exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Agent or the Co-Collateral Agents shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the loan account of the Borrowers for interest, fees or expenses) unless the Agent or the Co-Collateral Agents determine that prior notice would result in imminent harm to the Collateral or its value, in which case the Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with the Agent and the Co-Collateral Agents, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Total Revolving Exposure to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (A) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, the Borrowers shall promptly repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (B) after the date all such Overadvances have been eliminated, there must be at least 30 consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders, the Co-Collateral Agents and the Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.01. Each Lender shall be obligated to settle with the Agent in accordance with the Agent’s customary procedures for the amount of such Lender’s Pro Rata Percentage of any unintentional Overadvances by the Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.19(b), and any Overadvances resulting from the charging to the loan account of the Borrowers for interest, fees or expenses.

(c) Each Protective Advance and each Overadvance shall be deemed to be a Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a Eurodollar Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to the Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are ABR Revolving Loans. The ability of the Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. The provisions of this Section 2.19 are for the exclusive benefit of the Agent, the Swingline Lender and the Lenders and are not intended to benefit the Borrowers in any way.

Section 2.20 Increase in Total Revolving Commitments.

(a) Subject to Section 2.20(f) below, Administrative Borrower may, at any time, deliver a written request to Agent to increase the Total Revolving Commitments; provided, that, (i) any such increase shall be subject to the consent of Agent and satisfaction of each of the conditions set forth in Section 2.20(c) below, (ii) any such written request shall specify the amount of the increase in the Total Revolving Commitments that Administrative Borrower is requesting; (iii) the aggregate amount of any and all such increases in the Total Revolving Commitments shall not exceed $65,000,000 or cause the Total Revolving Commitments to exceed $200,000,000, (iv) the amount of each increase in the Total Revolving Commitments shall not be less than $10,000,000, (v) such requests may not be made more than two (2) times during the term of the Agreement, and (vi) any such request shall be irrevocable.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender (other than Defaulting Lenders) shall have the option (but not the obligation) to increase the amount of its Revolving Commitment by an amount approved by Agent in its sole discretion of the amount of the increase in the Total Revolving Commitments requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Revolving Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Revolving Commitment and the determination to increase the Revolving Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Total Revolving Commitments received from the Lenders does not equal or exceed the amount of the increase in the Total Revolving Commitments requested by Administrative Borrower, Agent or Administrative Borrower may seek additional increases from Lenders (other than Defaulting Lenders) or Revolving Commitments from such Eligible Assignees as it may determine, after, in the case of Administrative Borrower, consultation with Agent. In the event Lenders (or Lenders and any such Eligible Assignees, as the case may be) have committed in writing to provide increases in their Revolving Commitments or new Revolving Commitments in an aggregate amount in excess of the increase in the Total Revolving Commitments requested by Administrative Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c) The Total Revolving Commitments shall be increased by the amount of the increase in Revolving Commitments from Lenders or new Commitments from Eligible Assignees, in each case selected in accordance with Section 2.20(b) above, for which Agent has received written confirmation in from and substance satisfactory to Agent from such Lenders or Eligible Assignees, as applicable, on the date requested by Administrative Borrower for the increase or such other date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolving Commitments and new Revolving Commitments, as the case may be, equal or exceed the amount of the increase in the Total Revolving Commitments requested by Administrative Borrower in accordance with the terms hereof (but in no event shall the Total Revolving Commitments be increased above the amounts described in Section 2.20(a)), effective on the date that Agent notifies Administrative Borrower that each of the following conditions have been satisfied (such date being the “Total Revolving Commitments Increase Effective Date”):

(i) Agent shall have received from each Lender or Eligible Assignee that is providing an additional Revolving Commitment as part of the increase in the Total Revolving Commitments, a written confirmation described above duly executed by such Lender or Eligible Assignee, Agent and Administrative Borrower;

(ii) the conditions precedent to the making of Advances set forth in Section 4.02 shall be satisfied as of the date of the increase in the Total Revolving Commitments, both before and after giving effect to such increase whether or not a Loan is then being made;

(iii) upon the request of Agent, Agent shall have received an opinion of counsel to Loan Parties in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request, amendments to Mortgages and any other documents and agreements required by Agent with respect thereto;

(iv) such increase in the Total Revolving Commitments on the date of the effectiveness thereof shall not violate any term or provisions of any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Assignee, in each case, providing an additional Revolving Commitment in connection with such increase in the Total Revolving Commitments all fees and expenses due and payable to such Person on or before the effectiveness of such increase, including, without limitation, all such fees payable in respect of such Revolving Commitments; and

(vi) Agent shall have received evidence satisfactory to Agent in its sole discretion that all Obligations at any time arising hereunder, after giving effect to such increase in the Total Revolving Commitments, shall constitute permitted indebtedness under the Senior Unsecured Notes Documents or any documents executed and delivered in connection with any Additional Unsecured Notes.

(d) There shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase to the extent relating to such increase.

(e) As of a Total Revolving Commitments Increase Effective Date, each reference to the term Total Revolving Commitments herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Total Revolving Commitments specified in the written notice from Agent to Administrative Borrower of the increase in the Total Revolving Commitments.

(f) As of the Closing Date, each Loan Party acknowledges, confirms and agrees that Agent and Lenders do not have credit approval to increase the Total Revolving Commitments as in effect on the Closing Date and the terms and provisions of this Section 2.20 shall not constitute or be deemed to constitute a commitment by Agent or any Lender to increase the Total Revolving Commitments as in effect on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Agent, the Co-Collateral Agents, the Issuing Bank and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date and upon each Credit Extension thereafter that:

Section 3.01 Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property, except for such governmental licenses, authorizations, consents and approvals that the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, and (c) is registered, qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default or Event of Default. The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon any Company or any of its property or to which any Company or any of its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate any Legal Requirement, except for violations that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any property of any Company, other than the Liens created by the Security Documents. No Event of Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections. (a) The Administrative Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and, if applicable, cash flows of the Administrative Borrower and its Restricted Subsidiaries set forth on Schedule 3.04(a). Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately in all material respects the financial condition and results of operations and, if applicable, cash flows of the applicable Companies as of the dates and for the periods to which they relate (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes).

(b) The Administrative Borrower has heretofore delivered to the Lenders the Administrative Borrower and its Restricted Subsidiaries unaudited pro forma consolidated balance sheet and statements of income and cash flows, pro forma Consolidated EBITDA, other operating data for the fiscal year ended January 31, 2014, after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements (A) have been prepared in good faith by the Administrative Borrower, based upon (i) the assumptions stated therein (which assumptions are believed by the Administrative Borrower on the date hereof and on the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Administrative Borrower delivered pursuant to Section 3.04(a) and (iii) the best information available to the Administrative Borrower as of the date of delivery thereof, (B) accurately reflect all adjustments required to be made to give effect to the Transactions, (C) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby, and (D) present fairly in all material respects the pro forma consolidated financial position and results of operations of the Administrative Borrower and its Subsidiaries as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c) The Administrative Borrower has heretofore delivered to the Lenders the forecasts of financial performance of the Administrative Borrower and its Restricted Subsidiaries for the fiscal years 2014–2019 (the “Projections”) and the assumptions upon which the Projections are based. The Projections have been prepared in good faith by the Administrative Borrower based upon (i) the assumptions stated therein (which assumptions were believed by the Administrative Borrower on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the information available to, or in the possession or control of, the Administrative Borrower as of the date of delivery thereof (it being understood by the parties that projections by their nature are inherently uncertain, no assurances are being given that the results reflected in such Projections will be achieved, that actual results will differ from the Projections and that such differences may be material).

(d) Since January 31, 2013, there has been no event, change, circumstance, condition, development or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05 Properties. (a) Each Company has good and marketable title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The tangible property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Loan Party as of the Closing Date and describes the type of interest therein held by such Loan Party and (ii) leased or subleased or otherwise occupied or utilized by any Loan Party, as lessee or sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Loan Party.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made upon any Company and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that has had, or could reasonably be expected to result in, a Material Adverse Effect. The Real Property is zoned to permit the uses for which such Real Property is currently being used, except where such failure or violation could not reasonably be expected to result in a Material Adverse Effect. The present uses of the Real Property and the current operations of each Company’s business do not violate any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws in any way where such use could reasonably be expected to result in a Material Adverse Effect.

(e) With respect to each Real Property (including each Mortgaged Property), each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property (including each Mortgaged Property), except where the failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Intellectual Property. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, material unregistered trademarks or trade names, proprietary information, inventions, licenses, databases, software, formulae, works of authorship, know-how and processes and other confidential information, systems, or procedures (the “Intellectual Property”) used in the operation of such Company’s business, except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth as of the Closing Date a list of (i) the Administrative Borrower and each of its Domestic Subsidiaries and first tier Foreign Subsidiaries and each such person’s jurisdiction of incorporation or organization as of the Closing Date, and (ii) the percentage of issued and outstanding Equity Interests owned by the Administrative Borrower and each of its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. As of the Closing Date, all Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of the Loan Parties (other than the Administrative Borrower) are owned by the Administrative Borrower, directly or indirectly, through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, except as set forth in Schedule 3.07(a), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b) No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Agent in any Equity Interests pledged to the Agent under the Security Documents or the exercise by the Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c) A complete and accurate organization chart, showing the ownership structure of the Companies as of the Closing Date, after giving effect to the Transactions, is set forth on Schedule 3.07(c).

(d) As of the Closing Date, the Subsidiaries set forth on Schedule 3.07(d) are the only Immaterial Subsidiaries (and such Schedule 3.07(d) also lists the total assets and revenues for each such Immaterial Subsidiary as of January 31, 2014 and for the twelve months then ended, respectively).

Section 3.08 Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or, as of the Closing Date, any of the Transactions or (ii) that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b) Each Company is in compliance with all Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. No Company is a party to or has violated any agreement, instrument or other document to which it is a party, or is subject to any corporate or other constitutional restriction, or any restriction (including under its Organizational Documents) to which it is subject, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Loans and Swingline Loans after the Closing Date solely for general corporate and working capital purposes (including for Capital Expenditures, Permitted Acquisitions and other Investments permitted hereunder).

Section 3.13 Borrowing Base Calculation. The calculation by the Administrative Borrower of the Borrowing Base and the valuation thereunder as set forth in each Borrowing Base Certificate is complete and accurate in all material respects.

Section 3.14 Taxes. Each Company has (a) timely filed or caused to be timely filed all material U.S. federal and state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are immaterial or being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. No Company has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings that have resulted, or could reasonably be expected to result in, a Material Adverse Effect. As of the Closing Date, no Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). As of the Closing Date, no Company is a party to any tax sharing or similar agreement other than any tax sharing agreements solely between or among the Administrative Borrower and its Subsidiaries.

Section 3.15 No Material Misstatements. No reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the Transactions or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information and other forward looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.16 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.17 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension, and after giving effect to the application of the proceeds of each Credit Extension, Companies, on a consolidated basis, are, Solvent.

Section 3.18 Employee Benefit Plans. (a) The Companies and each of their ERISA Affiliates are in material compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans. Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with its terms and all applicable Legal

Requirements, including the applicable provisions of ERISA and the Code and the regulations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or an opinion letter or determination letter will be applied for during the applicable remedial amendment period) and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification.

(b) No ERISA Event has occurred or is reasonably expected to occur and no Pension Plan has any Unfunded Pension Liability, in either case, that could reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Pension Plan with an Unfunded Pension Liability has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except to the extent required under Section 4980B of the Code (or similar state laws) or where such provision could not reasonably be expected to result in a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company.

(d) There are no actions, suits or claims pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party, threatened, which could reasonably be expected to result in a Material Adverse Effect.

(e) To the extent applicable, each Non-U.S. Plan has been maintained in material compliance with its terms and any applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities, except for any non-compliance or failure that has not, and could not reasonably be expected to, result in a Material Adverse Effect. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan which is funded, determined as of the end of the most recently ended fiscal year of each Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Non-U.S. Plan by a material amount, and for each Non-U.S. Plan which is not funded, the obligations of such Non-U.S. Plan are properly accrued.

Section 3.19 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, operation and use of any Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii) there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by the Companies or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim against any of the Companies or otherwise related to any Real Property;

(iv) there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property;

(ix) to the knowledge of the Loan Parties, no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property or property of the Companies; and

(x) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

Section 3.20 Insurance. Schedule 3.20 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Companies is in full force and effect, all premiums due have been duly paid, no Company has received notice of violation, invalidity, or cancellation thereof, and the use, occupancy and operation of each of the Premises comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.21 Security Documents. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Agent for the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Security Agreement Collateral to the extent that the granting of such Lien can be done through authenticating a security agreement under Article 9 of the UCC and, when (i) financing statements in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate and (ii) upon the taking of possession or control by the Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral in which a Lien may be perfected by the filing of a Uniform Commercial Code financing statement in the appropriate jurisdiction or the Agent taking possession or control, as appropriate, of such Collateral, in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, and (ii) financing statements in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) Each Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.10 and 5.11, is effective to create, in favor of the Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Each Security Document delivered pursuant to Sections 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Agent to the extent required by any Security Document), the Liens in favor of the Agent created under such Security Document will constitute valid, enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) and fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22 Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates, is in violation of any Anti-Terrorism Laws, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced (the “Patriot Act”)

(b) No Company, and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions, is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Credit Extensions or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Credit Extensions, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) Except for the FCPA Action, no Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(e) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Agent a properly executed counterpart of each of the Loan Documents (but excluding any such Loan Documents that are to be delivered after the date hereof in accordance with the terms of this Agreement) and the Perfection Certificate.

(b) Corporate Documents. The Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the making of the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith and the other Loan Documents on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party as of a recent date (or local equivalent thereof), in each case, from such Secretary of State.

(c) Officer’s Certificate. The Co-Collateral Agents shall have received an Officer’s Certificate of the Administrative Borrower, dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01.and confirming the accuracy of the information delivered to the Agent and the Collateral Agent under Section 3.04.

(d) Financings and Other Transactions, Etc.

(i) The Transactions and the Refinancing shall have been consummated or shall be consummated simultaneously on the Closing Date (in each case, in accordance with the terms hereof and the terms and conditions of the respective Transaction Documents).

(ii) The Refinancing shall have been (or will substantially contemporaneously be) consummated in full on the Closing Date to the reasonable satisfaction of the Co-Collateral Agents and with all Liens and security interests in favor of the existing lenders with respect to all Indebtedness being refinanced being unconditionally released. The Co-Collateral Agents shall have received “pay-off” letters in form and substance reasonably satisfactory to the Co-Collateral Agents with respect to all Indebtedness being refinanced in the Refinancing. The Agent shall have received from any person holding any Lien securing any such Indebtedness, authorization to file such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(e) Financial Statements; Financial Performance. The Co-Collateral Agents shall have received the historical financial statements, pro-forma financial statements and projections described in Section 3.04.

(f) Indebtedness. On the Closing Date, after giving effect to the Transactions, no Company shall have outstanding any Indebtedness other than (i) the Obligations, (ii) the Senior Unsecured Notes, (iii) the Indebtedness listed on Schedule 6.01(c) and (iv) other Indebtedness permitted under Section 6.01.

(g) Opinions of Counsel. The Agent and the Co-Collateral Agents shall have received, on behalf of themselves, the Lenders and the Issuing Bank, favorable written opinions from each of (i) Stinson Leonard Street LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Co-Collateral Agents, and (ii) each local counsel listed on Schedule 4.01(g), in form and substance reasonably satisfactory to the Agent, in each case (A) dated the Closing Date, (B) addressed to the Agent, the Co-Collateral Agents, the Issuing Bank and the Lenders (and allowing for reliance by their permitted successors and assigns on customary terms) and (C) covering such matters relating to the Loan Documents and the Transactions as the Agent or the Co-Collateral Agents shall reasonably request.

(h) Solvency Certificate. The Co-Collateral Agents shall have received a solvency certificate in the form of Exhibit L, dated the Closing Date and signed by the chief financial officer of the Administrative Borrower.

(i) Fees. The Arranger, the Agent, the Co-Collateral Agents and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable and documented legal fees and expenses of Otterbourg P.C., and other counsel to the Agent, the Co-Collateral Agents and the fees and expenses of any consultants to the Agent or the Co-Collateral Agents) required to be reimbursed or paid by the Loan Parties hereunder, under any other Loan Document, the Arranger Engagement Letter and the Agent Fee Letter.

(j) Personal Property Requirements. The Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Administrative Borrower and its Restricted Subsidiaries, accompanied by an endorsement to the Intercompany Note by the Loan Parties in the form attached thereto (undated and endorsed in blank);

(iii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Agent’s security interest in all Chattel Paper, all Instruments, Deposit Accounts and Securities Accounts identified in Schedules 11, 15(a) and 15(b) to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Agent, desirable to perfect the First Priority Liens in all Collateral created, or purported to be created, by the Security Documents; and

(v) copies, each as of a recent date, of (A) the UCC searches required by the Perfection Certificate, (B) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business and (C) such other searches that the Agent deems necessary or appropriate.

(k) Reserved.

(l) Insurance. The Co-Collateral Agents shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Co-Collateral Agents.

(m) Bank Regulatory Documentation. The Agent, the Co-Collateral Agents and the Lenders shall have received at least five Business Days before the Closing Date, all documentation and other information required by bank regulatory authorities under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Patriot Act.

(n) Collateral Exams; Borrowing Base Certificate; and Excess Availability. The Co-Collateral Agents shall have received:

(i) at least ten (10) Business Days prior to the Closing Date, collateral field examinations of the Receivables and related assets of each Loan Party, the results of which shall be reasonably satisfactory to the Co-Collateral Agents; and

(ii) the Closing Borrowing Certificate, prepared and dated as of the Closing Date for the month ended March, 2014, certified by a Financial Officer of the Administrative Borrower, and demonstrating to the reasonable satisfaction of the Co-Collateral Agents that Excess Availability, after giving effect to the Transactions, shall not be less than $75,000,000.

(o) No Material Adverse Effect. Since January 31, 2013, there shall not have occurred with respect to the Administrative Borrower and its Restricted Subsidiaries any facts, developments, changes, circumstances, effects or events constituting, or which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including, except to the extent provided below, the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.17(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Agent shall have received a Borrowing Request as required by Section 2.16(b).

(b) No Default. Both immediately before and after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.

(c) Representations and Warranties. Both immediately before and after giving effect to such Credit Extension, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(d) Undrawn Availability. Immediately after giving effect to the proposed Credit Extension, the Total Revolving Exposure shall not exceed the Total Availability at such time.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. The Borrowers shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Agent, the Co-Collateral Agents, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or all such Letters of Credit shall have been Cash Collateralized), each Loan Party will, and will cause each of its Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Agent for distribution to the Lenders or, in the case of clauses (d) and (e) below, to the Agent and the Co-Collateral Agents:

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year of the Administrative Borrower, (i) the audited consolidated balance sheet of the Administrative Borrower and its consolidated subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the the Co-Collateral Agents (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Administrative Borrower and its consolidated subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (ii) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Administrative Borrower and its consolidated subsidiaries for such fiscal year, as compared to the previous fiscal year (including commentary on (x) any material developments or proposals affecting the Administrative Borrower and its consolidated subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding period in the previous fiscal year);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Administrative Borrower, (i) the consolidated balance sheet of the Administrative Borrower and its consolidated subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statements of income and cash flows as of the end of the pior fiscal year and for the comparable periods in the previous fiscal year, respectively, accompanied by a certificate of a Financial Officer of the Administrative Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Administrative Borrower and its consolidated subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of the Administrative Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year (including commentary on (x) any material developments or proposals affecting the Administrative Borrower and its consolidated subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding periods in the previous year);

(c) Monthly Reports. As soon as available and in any event within 30 days after the end of each fiscal month (other than the last fiscal month of any fiscal quarter) of the Administrative Borrower (commencing with the first full fiscal month after the Closing Date), the consolidated balance sheet of the Administrative Borrower and its consolidated subsidiaries as of the end of such month and the related consolidated statement of income of the Administrative Borrower and its consolidated subsidiaries for such month, accompanied by a certificate of a Financial Officer of the Administrative Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Administrative Borrower and its consolidated subsidiaries as of the date and for the period specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) Borrowing Base Certificates and Notices of Cash Dominion Period and Covenant Compliance Period. (x) Co-Collateral Agents shall receive the Borrowing Base Certificate for March, 2014, by May 15, 2014 (such Borrowing Base Certificate being referred to herein as the “Initial Borrowing Base Certificate”) and for each month after March, 2014, no later than 20 days after the end of each month, commencing with the month of April, 2014, and (y) at any time during a Cash Dominion Period, within three Business Days after the end of each week, a Borrowing Base Certificate (which shall be calculated as of the last Business Day of the immediately preceding month (in the case of Borrowing Base Certificates delivered pursuant to preceding clause (x)) or week (in the case of Borrowing Base Certificates delivered pursuant to preceding clause (y)). All calculations of the Borrowing Base and Excess Availability in the Borrowing Base Certificate shall originally be made by the Administrative Borrower and certified by a Financial Officer of the Administrative Borrower; provided, that, the Agent or the Co-Collateral Agents may from time to time review and adjust any such calculation, each in its discretion (i) to reflect its reasonable estimate of declines in value of any Collateral included in the Borrowing Base due to collections received, (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral, and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect, as of the date of the Borrowing Base Certificate most recently delivered to the Agent and the Co-Collateral Agents, (A) the Reserves or (B) past due Indebtedness of any Company;

(e) Collateral Reporting. (x) No later than 20 days after the end of each month and (y) at any time during a Cash Dominion Period within three Business Days after the end of each week, a report in form and detail reasonably satisfactory to the Co-Collateral Agents (i) summarizing all Receivables of the Borrowers as of the last Business Day of the immediately preceding month (in the case of a report delivered pursuant to preceding clause (x)) or week (in the case of a report delivered pursuant to preceding clause (y)), which shall include the amount and age of each such Receivable, showing separately those that are less than 30 days old, and more than 30, 60 and 90 days old and such other information as the Co-Collateral Agents may reasonably request, (ii) at any time during a Cash Dominion Period, identifying each contract with any domestic Governmental Authority that has any outstanding billed or unbilled Receivables that, as of the last Business Day of the immediately preceding month or week, as applicable, met the Compliance Threshold, (iii) agings of accounts receivable (together with a reconciliation to the previous month’s aging and the general ledger), (iv) summary aging of outstanding accounts payable, (v) a summary report of any Eligible Equipment or Designated Real Property sold during such period, together with the Net Cash Proceeds received in respect thereof; and (vi) such other schedules, documents, reports and information as to the Collateral and Borrowing Base as the Co-Collateral Agents shall reasonably request from time to time including, trial balances and test verifications. The Co-Collateral Agents, in the exercise of their Permitted Discretion, shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable;

(f) Financial Officer’s Certificates. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c), a Compliance Certificate certifying that no Default exists or, if a Default does exist, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) setting forth computations in reasonable detail satisfactory to the Co-Collateral Agents demonstrating compliance with the covenants contained in Section 6.10 (whether or not such financial covenants are applicable at such time), (B) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of operations and the consolidated balance sheet and (C) a list identifying each subsidiary of the Administrative Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list; and (iii) concurrently with any delivery of financial statements pursuant to Section 5.01(a), a Perfection Certificate Supplement either confirming that there has been no change in the information required to be contained therein since the date of the Perfection Certificate delivered on the Closing Date or, if later, the date of the most recent Perfection Certificate Supplement delivered pursuant to this Section and/or identifying such changes. From time to time, the Administrative Borrower may deliver to the Agent a Perfection Certificate Supplement identifying any changes since the last Perfection Certificate Supplement delivered to the Agent;

(g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets. No later than 60 days following the first day of each fiscal year of the Administrative Borrower, a consolidated budget in form reasonably satisfactory to the Agent and the Co-Collateral Agents (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Administrative Borrower for (i) each fiscal month of such fiscal year prepared in detail and (ii) each quarter in the two years immediately thereafter, prepared in summary form, in each case, of the Administrative Borrower, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of the Administrative Borrower to the effect that the budget is a reasonable estimate for the periods covered thereby;

(i) Certification of Public Information. Each Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that the Administrative Borrower has indicated contains Material Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Administrative Borrower agrees to clearly designate all information provided to the Agent by or on behalf of the Administrative Borrower which is suitable to make available to Public Lenders. If the Administrative Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Material Non-Public Information, the Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Material Non-Public Information with respect to the Administrative Borrower, its Restricted Subsidiaries and their securities; and

(j) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Designated Real Property, as the Agent, the Co-Collateral Agents or any Lender may reasonably request. Each Lender acknowledges that the Agent and/or the Co-Collateral Agents shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Agent) of or maintaining its copies of such documents.

Section 5.02 Litigation and Other Notices. Furnish to the Agent, the Co-Collateral Agents and each Lender written notice of the following promptly (and, in any event, within five Business Days of obtaining knowledge thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that has had, or could reasonably be expected to result in, a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development not otherwise reported hereunder that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(e) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which could not be reasonably expected to result in a Material Adverse Effect.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights and franchises, licenses, permits and Intellectual Property, except (x) as otherwise expressly permitted under the Loan Documents or (y) in the case of any such legal existence (other than with respect to a Loan Party), rights and franchises, licenses, permits and Intellectual Property, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Except as otherwise expressly permitted under any Loan Document or to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to obtain, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Administrative Borrower and its Restricted Subsidiaries and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof.

Section 5.04 Insurance. (a) Except for Foreign Subsidiaries that are Immaterial Subsidiaries, keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, or as otherwise required by any Legal Requirements.

(b) All such insurance maintained by a Loan Party shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least 10 days after receipt by the Agent of written notice thereof and (ii) name the Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable; provided, however, to the extent that any insurance certificate endorsed to the Agent as provided above covers any Foreign Subsidiary and the Agent receives insurance proceeds in respect of any Casualty Event affecting any such Foreign Subsidiary directly from any insurer, the Agent shall, upon the written request of the Administrative Borrower, promptly deliver all such insurance proceeds received in respect of such Foreign Subsidiary to such Foreign Subsidiary.

(c) Notify the Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days after receipt) deliver to the Agent a duplicate original copy of such policy or policies.

(d) With respect to any Mortgaged Property, obtain flood insurance in such total amount as the Agent, the Co-Collateral Agents or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

Section 5.05 Obligations and Taxes. (a) Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; except Taxes that are immaterial or being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.

(b) Timely and correctly file all material federal, state and other Tax Returns required to be filed by it.

(c) No Borrower intends to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

(d) Pay its Indebtedness and other obligations promptly and in accordance with their terms except to the extent any failure to pay such Indebtedness or other obligations either would not constitute a Default or could not be reasonably expected to result in a Material Adverse Effect.

Section 5.06 Employee Benefits. (a) Comply with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code, with respect to all Employee Benefit Plans, except where such non-compliance could not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Agent, upon request, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Pension Plan sponsored or maintained by the Company or any of its Subsidiaries, (ii) the most recent actuarial valuation report for each such Pension Plan, (iii) all notices received by any Company or any of its Subsidiaries from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event that could be reasonably expected to result in a Material Adverse Event, and (iv) such other information, documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities (including accurate and complete Records of its Receivables and all payments and collection thereon). Each Company will permit any representatives designated by the Co-Collateral Agents upon two Business Days’ advance notice, during normal business hours, and not more than twice during any fiscal year of the Administrative Borrower (unless an Event of Default exists) to visit and inspect the financial records and the property of such Company and to make extracts from and copies of such financial records, and permit any representatives designated by the the Co-Collateral Agents to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors thereof (including independent accountants thereof); provided, however, no Company shall be required to disclose any such information to the the Co-Collateral Agents (or to any of its respective representatives) to the extent (but only to the extent) that such disclosure is prohibited by applicable law.

(b) Within 120 days after the close of each fiscal year of the Administrative Borrower, at the request of the Agent, the Co-Collateral Agents or the Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Administrative Borrower.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only in accordance with (and for purposes set forth in) Section 2.17.

Section 5.09 Compliance with Environmental Laws and other Legal Requirements.

(a) Comply, and use commercially reasonable efforts to cause all third party lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Companies shall be required to take any of the foregoing actions in this Section 5.09 to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Comply with all other Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Additional Collateral; Additional Guarantors and Borrowers. (a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Excluded Property and any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the second to last sentence of Section 5.10(b)), promptly (and in any event within 10 Business Days after the acquisition thereof) (i) execute and deliver to the Agent such amendments or supplements to the relevant Security Documents or such other documents as the Agent shall reasonably deem necessary or advisable to grant to the Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) to the extent reasonably requested by the Agent, deliver opinions of counsel to the Loan Parties in form and substance, and from counsel, reasonably acceptable to the Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including (x) the filing of financing statements and intellectual property security agreements in such jurisdictions as may be reasonably requested by the Agent and (y) to the extent otherwise required by Section 5.15, by taking all such actions as may be required pursuant to the Federal Assignment of Claims Act (or any equivalent state or local statutes) with respect to governmental Receivables. The Borrowers and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to (x) any person that becomes a Wholly Owned Domestic Subsidiary of a Loan Party after the Closing Date or (y) the redesignation in accordance with Section 5.16 of any existing direct or indirect Wholly Owned Domestic Subsidiary that is an Unrestricted Subsidiary as a Restricted Subsidiary, promptly (and in any event within 30 days after such person becomes a Wholly Owned Domestic Subsidiary or a Restricted Subsidiary) (i) deliver to the Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party (except to the extent constituting Excluded Property (as defined in the Security Agreement)), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) in the case such Subsidiary is a Wholly Owned Domestic Subsidiary, cause such new Wholly Owned Domestic Subsidiary to (A) execute a Joinder Agreement to become a Subsidiary Guarantor (or, if requested by the Administrative Borrower and approved by the Agent, a Co-Borrower and a Guarantor), and a Pledgor, (B) deliver to the Agent an opinion or opinions of counsel to such Wholly Owned Domestic Subsidiary in form and substance, and from counsel, reasonably satisfactory to the Agent, and (C) take all actions necessary or advisable in the opinion of the Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Agent pursuant to clause (i) of the immediately preceding sentence with respect to the Equity Interests of a first-tier Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) shall be limited to (A) sixty-five (65%) percent of the total voting power of all outstanding Voting Equity Interests of such Foreign Subsidiary and (B) one hundred (100%) percent of the Equity Interests not constituting Voting Equity Interests of such Foreign Subsidiary (it being understood that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Equity Interests for purposes of this Section 5.10(b)). This Section 5.10(b) does not apply to any Excluded Subsidiary or any Equity Interest in an Excluded Subsidiary.

(c) With respect to any person that is or becomes a Restricted Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 10 Business Days after such person becomes a Subsidiary) execute and deliver to the Agent (i) a counterpart to the Intercompany Note, and (ii) if such Restricted Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Restricted Subsidiary.

(d) Promptly grant to the Agent (and in any event within 60 days of the acquisition thereof unless extended by the Agent in its sole discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $1,000,000 as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) perfected first priority Liens subject only to Permitted Mortgage Liens. The Mortgages or instruments related thereto shall be duly recorded or filed by the Agent in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including with respect to each Mortgage, a Mortgage Policy insuring the Lien of such Mortgage as a valid first priority Lien (subject only to Permitted Mortgage Liens) on the Mortgaged Property and fixtures described therein in an amount reasonably satisfactory to the Agent, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or deliver to the Agent such insurance certificates and other documentation (including with respect to title, flood certifications and evidence of flood insurance), in each case in form and substance reasonably satisfactory to the Agent, as the Agent shall reasonably request.

(e) If, at any time, either (x) an Excluded Subsidiary no longer constitutes an Excluded Subsidiary pursuant to the definition thereof or (y) the aggregate total assets or total revenues of one or more Immaterial Subsidiaries exceeds the thresholds set forth in the definition thereof, cause such Excluded Subsidiary (in the case of preceding clause (x)) or one or more Excluded Subsidiaries selected by the Administrative Borrower to the extent not otherwise an Excluded Subsidiary (other than by virtue solely of clause (b) of the definition thereof) (in the case of preceding clause (y)) to take the actions specified above in this Section 5.10 on the basis that each such Excluded Subsidiary ceased to be an Excluded Subsidiary hereunder, in each case to the extent that such Excluded Subsidiary is a Wholly Owned Domestic Subsidiary of the Administrative Borrower; provided, however, in the case of preceding clause (y), such actions shall only be required to the extent that, after giving effect to such actions, the aggregate total assets and total revenues of all then remaining Immaterial Subsidiaries do not exceed the thresholds set forth in the second sentence of the definition thereof.

Section 5.11 Security Interests; Further Assurances. (a) Promptly upon the reasonable request of the Agent or the Co-Collateral Agents, at the sole cost and expense of the Loan Parties, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Agent or the Co-Collateral Agents reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) If the Agent, the Co-Collateral Agents or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Loan Parties shall provide to the Agent or the Co-Collateral Agents (at the Loan Parties’ expense) appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Agent or the Co-Collateral Agents.

(c) Deliver or cause to be delivered to the Agent from time to time such other documentation (including landlord-lender agreements and bailee letters), instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Co-Collateral Agents as the Co-Collateral Agents shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

Section 5.12 Certain Information Regarding the Loan Parties. (a) Furnish 20 days prior (or such shorter period acceptable to the Agent in its sole discretion) written notice to the Agent of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s organizational structure, or (iii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) and (b) furnish within 10 days after (or such longer period acceptable to the Agent in its sole discretion) written notice to the Agent of any change (i) in the location of any Loan Party’s chief executive office, or (ii) in any Loan Party’s Federal Taxpayer Identification number or organizational identification number, if any. Each Loan Party agrees not to effect any change referred to in clause (a) above unless, within five Business Days after such change (or such longer period acceptable to the Agent in its sole discretion), all filings have been made under the UCC or otherwise that are required for the Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this Section 5.12.

Section 5.13 Collateral Field Examinations/Appraisals.

(a) The Borrowers agree that the Co-Collateral Agents (including their agents, representatives and consultants) shall be permitted to conduct from time to time collateral field examinations with respect to the assets included in the Borrowing Base (and related assets); provided, that, (i) each collateral field examination shall be conducted by the Co-Collateral Agents, and (ii) so long as no Event of Default shall exist or have occurred and be continuing, the Co-Collateral Agents shall only be permitted to conduct three (3) collateral field examinations at the Borrowers’ expense in any 12 month period (which expense shall include a fee separately charged by the Co-Collateral Agents not to exceed $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel respectively employed by the Co-Collateral Agents); except, that, during a Cash Dominion Period that continues for more than forty-five (45) consecutive days, one (1) additional collateral field examinations may be conducted during such twelve (12) consecutive month period at the cost and expense of Borrowers; and (iii) the person(s) conducting such collateral field examinations shall be reasonably satisfactory to the Co-Collateral Agents. None of the Agent, the Co-Collateral Agents nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection or report with any Borrower. Each of the Borrowers acknowledges that all inspections and reports are prepared by the Agent, the Co-Collateral Agents and the Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.

(b) Upon Co-Collateral Agents’ request, Borrowers shall, at their expense, deliver or cause to be delivered to Co-Collateral Agents (i) an Equipment Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than three (3) such Equipment Appraisals shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period; except, that, during a Cash Dominion Period that continues for more than forty-five (45) consecutive days, one (1) additional Equipment Appraisal may be conducted during such twelve (12) consecutive month period at the cost and expense of Borrowers; (ii) a Real Property Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than one (1) such Real Property Appraisal shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period, and (iii) an Inventory Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than one (1) such Inventory Appraisal shall be at the cost and expense of Borrowers in any twelve (12) consecutive month period.

Section 5.14 Deposit Accounts; Securities Accounts.

(a) Within 30 days following the Closing Date (as such date may be extended by the Agent in its sole discretion to a date not longer than 60 days following the Closing Date without the consent of the Co-Collateral Agents), the Loan Parties shall (i) provide a true, correct and complete list in writing of the Loan Parties’ Deposit Accounts and Securities Accounts at such time, (ii) deposit (and thereafter continue to deposit) in an Approved Deposit Account all cash received by them (other than cash in any Excluded Deposit Account), (iii) not establish or maintain any Securities Account that is not an Approved Securities Account and (iv) not establish or maintain any Deposit Account (other than any Excluded Deposit Account) that is not with a Deposit Account Bank. Each Loan Party shall instruct all account debtors of such Loan Party to remit all payments in Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Deposit Account Bank (or to remit such payments to the applicable Deposit Account Bank by electronic settlement) with respect to all accounts of such account debtor, which remittances shall be collected by the applicable Deposit Account Bank and deposited into an Approved Deposit Account. All amounts received by any Loan Party and any Deposit Account Bank in respect of any account of an account debtor of any Loan Party shall upon receipt be deposited into an Approved Deposit Account.

(b) Each Deposit Account Control Agreement relating to an Approved Deposit Account shall (unless otherwise agreed by the Agent in its sole discretion) include provisions that allow, during any Cash Dominion Period, for all collected amounts held in such Approved Deposit Account from and after the date requested by the Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to an account maintained by the Agent or an Affiliate thereof. Subject to the terms of the respective Security Documents, all amounts received by the Agent shall be applied (and allocated) on a daily basis in accordance with Section 2.09(c).

(c) In the event that (i) any Loan Party or any Deposit Account Bank or Securities Intermediary at a financial institution at which an Approved Deposit Account or an Approved Securities Account is open shall terminate a Deposit Account Control Agreement or a Securities Account Control Agreement for any reason, (ii) the Agent shall demand such termination as a result of the Deposit Account Bank or the Securities Intermediary at which an Approved Deposit Account or an Approved Securities Account is open to fail to comply with the applicable Security Document or this Section 5.14 or (iii) the Agent determines in its sole discretion that the financial condition of the Deposit Account Bank or the Securities Intermediary at which an Approved Deposit Account or an Approved Securities Account is open has materially deteriorated, the applicable Loan Party shall notify all of its obligors that were making payments to such terminated Deposit Account or Securities Account, as the case may be, to make all future payments to another Approved Deposit Account or Approved Securities Account, as the case may be, in each case subject to a First Priority security interest in favor of the Agent for the benefit of the Secured Parties (subject only to Permitted Liens).

(d) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Loan Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrowers and in particular that any accommodations of credit are being provided by the Lenders to the Borrowers strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

(e) Loan Parties covenant and agree that (i) at no time shall the Loan Parties and their respective subsidiaries, including any Foreign Subsidiary, have on deposit with non-domestic banks, financial institutions, or securities intermediaries an aggregate amount in excess of $30,000,000; and (ii) in the event that amounts on deposit with non-domestic banks, financial institutions, or securities intermediaries at any time exceed $30,000,000, Loan Parties shall transfer or cause to be transferred such excess within three (3) Business Days to an Approved Deposit Account or an Approved Securities Account.

Section 5.15 Assignment of Claims. During any Cash Dominion Period, with respect to any contract with any domestic Governmental Authority that has any outstanding billed or unbilled Receivable of $1,000,000 or more (the “Compliance Threshold”), (a) within 45 days after meeting such Compliance Threshold with respect to any such contract, make all necessary filings with the applicable Governmental Authority pursuant to the Federal Assignment of Claims Act, or any similar state or local Legal Requirement, if applicable, to initiate the assignment of the applicable contract to the Agent in accordance with the procedures required under the Federal Assignment of Claims Act or such other Legal Requirements, and (b) within 90 days after meeting such Compliance Threshold with respect to any such contract, complete the assignment of any such contract to the Agent in accordance with the applicable requirements of the Federal Assignment of Claims Act, or any similar state or local Legal Requirement, in each case to the extent that the Administrative Borrower desires to have the Receivables related to any such contract otherwise be eligible to be included in the Borrowing Base (it being understood and agreed that each of the foregoing time periods in this Section 5.15 may be extended by the Co-Collateral Agents in their sole discretion).

Section 5.16 Unrestricted Subsidiaries. Administrative Borrower may at any time after the Closing Date (a) designate any Subsidiary (other than a Borrower), as an Unrestricted Subsidiary or (b) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Companies shall be in compliance with the financial covenants set forth in Section 6.10, determined on a Pro Forma Basis as of the last day of the most recently ended four fiscal quarters of Administrative Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, regardless whether such date of determination precedes the first test date for such covenant, (iii) no Subsidiary of Administrative Borrower may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is not an “Unrestricted Subsidiary” for the purpose of any other Material Indebtedness of Administrative Borrower or any of the Restricted Subsidiaries that has a Restricted/Unrestricted Subsidiary provision, and (iv) any Subsidiary that was an Unrestricted Subsidiary and then was designated as a Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Administrative Borrower (or its relevant Restricted Subsidiary) therein at the date of designation in an amount equal to the book value of Administrative Borrower’s (or such Restricted Subsidiary’s) Investment therein. On the date of redesignation of any Subsidiary as a Restricted Subsidiary, Administrative Borrower (or such Restricted

Subsidiary) shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to the amount (if positive) equal to (a) the “Investment” of Administrative Borrower or such Restricted Subsidiary, as the case may be, in such Subsidiary at the time of such redesignation, less (b) the fair market value (as determined in good faith by Administrative Borrower) of the net assets of such Subsidiary at the time of such redesignation.

Section 5.17 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified therein except to the extent otherwise agreed by the Agent and the Co-Collateral Agents. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that all conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.17 within the time periods required thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with the Agent, the Co-Collateral Agents, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or all such Letters of Credit shall have been Cash Collateralized), no Loan Party will, nor will it cause or permit any of its Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness of the Loan Parties pursuant to the Senior Unsecured Notes Documents in an aggregate principal face amount not to exceed $125,000,000 (as reduced by any repayments, prepayments or redemptions of principal thereof after the Closing Date) and Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(c) and Permitted Refinancing Indebtedness in respect thereof;

(d) Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided, that, if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(e) Indebtedness arising from Investments permitted by Section 6.04;

(f) Indebtedness of the Administrative Borrower and its Restricted Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding $15,000,000;

(g) Indebtedness of any person that becomes a Restricted Subsidiary after the date hereof in connection with a Permitted Acquisition or other Investment permitted hereunder in an aggregate principal amount not to exceed $20,000,000 at any time outstanding for all such Restricted Subsidiaries; provided, that, such Indebtedness (i) exists at the time such person becomes a Restricted Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Restricted Subsidiary and (iii) is not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Restricted Subsidiary, and Permitted Refinancing Indebtedness in respect thereof;

(h) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for borrowed money);

(i) Sale and Leaseback Transactions unders Section 6.03;

(j) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than this Section 6.01(i));

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m) Additional Unsecured Notes of the Loan Parties and any Permitted Refinancing Indebtedness with respect thereof; provided, that, at the time of the incurrence of any such Indebtedness and after giving effect thereto the Payment Conditions are satisfied;

(n) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(o) unsecured Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $15,000,000 at any time outstanding.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for Taxes not yet due and payable or that are immaterial or being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business), and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor (any such Lien, an “Existing Lien”); provided, that, any such replacement or substitute Lien secures only Permitted Refinancing Indebtedness;

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness other than Indebtedness permitted under Section 6.01(h)) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that, with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(g) leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(f), provided, that, (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;

(j) Liens on property rented to, or leased by, any Company pursuant to a Sale and Leaseback Transaction; provided, that, (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of any Company, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(l) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and Liens securing Permitted Refinancings of the Indebtedness secured by such Liens); provided, that, such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(m) Liens granted pursuant to the Loan Documents to secure the Secured Obligations;

(n) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(o) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(p) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC (or Section 4-208 of the New York UCC) covering only the items being collected upon;

(q) Liens arising solely by virtue of cash collateralizing letters of credit in connection with the Refinancing or as otherwise permitted under this Agreement;

(r) a Lien in favor of the holder of the Indebtedness permitted under Section 6.01(n) on the Companies’ insurance policies and any unearned premiums refundable with respect thereto;

(s) Liens granted to joint venture partners on Equity Interests owned by a Company in connection with the formation of a Person (other than an individual) in which the ownership interests are held in part by a Company and a non-Affiliated Person, including, without limitation, rights of first refusal and rights of first offer held by such joint venture partners in respect of transfers of Equity Interests in such joint ventures;

(t) additional Liens (other than over assets included in the Borrowing Base) of the Companies not otherwise permitted by this Section 6.02 and incurred in the ordinary course of business that (i) do not materially impair the use of such assets in the operation of the business of any Company and (ii) do not secure obligations in excess of $5,000,000 in the aggregate for all such Liens at any time.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless (i) the sale of such property is made for cash consideration in an amount not less than the Fair Market Value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.06 and Section 6.17 and is consummated within 10 Business Days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.02(j), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.01, if any Attributable Indebtedness with respect to the Sale and Leaseback Transaction constitutes Indebtedness under Section 6.01 and (v) any Attributable Indebtedness incurred with respect to such Sale and Leaseback Transactions shall not exceed $5,000,000 in the aggregate in any period of 12 consecutive months.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or make advances to, or guarantee or assume any Indebtedness of, any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the respective Transaction Documents;

(b) Investments in each Subsidiary of the Administrative Borrower outstanding on the Closing Date and other Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivable, owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(d);

(e) loans and advances to directors, employees and officers of the Administrative Borrower and its Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Administrative Borrower, in aggregate amount not to exceed $1,000,000 at any time outstanding; provided, that, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) any Loan Party in any other Loan Party, (ii) any Company in any Loan Party, and (iii) a Restricted Subsidiary of the Administrative Borrower that is not a Loan Party in any other Restricted Subsidiary of the Administrative Borrower that is not a Loan Party; provided, that, any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by the Administrative Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k) Dividends in compliance with Section 6.08;

(l) Investments of any person that becomes a Restricted Subsidiary after the date hereof pursuant to a Permitted Acquisition or other Investment permitted hereunder; provided, that, (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Restricted Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Restricted Subsidiary;

(m) Guarantees constituting Indebtedness permitted by Section 6.01;

(n) Investments in Foreign Subsidiaries after the Closing Date in an aggregate amount not to exceed at any time the sum of $60,000,000 plus the amount of any cash and Cash Equivalents received from any Foreign Subsidiary after the date hereof less any amounts Invested in a Foreign Subsidiary pursuant to this Section 6.04(n) after the Closing Date so long as, as of the date of any such Investment and after giving effect thereto, the Payment Conditions are satisfied in each instance;

(o) so long so no Default then exists or would result therefrom, other Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding; and

(p) other Investments so long as the Payment Conditions are satisfied.

Notwithstanding anything to the contrary contained above in this Section 6.04, in no event shall any Borrower transfer any Receivables that are included in the Borrowing Base to any Subsidiary Guarantor or any other Subsidiary of the Administrative Borrower that is not a Loan Party.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) the Transactions as contemplated by, and in compliance with, the respective Transaction Documents;

(b) dispositions of assets in compliance with Section 6.06;

(c) Permitted Acquisitions;

(d) any solvent Company may merge or consolidate with or into a Borrower or any Subsidiary Guarantor (so long as (i) in the event the Administrative Borrower is a party to such merger or consolidation, the Administrative Borrower shall be the surviving person, (ii) in the event that a Borrower other than the Administrative Borrower is a party to merger or consolidation, such Borrower shall be the surviving person (or, if two or more Borrowers are a party to the merger or consolidation, a Borrower shall be the surviving person), and (iii) in any other case, a Subsidiary Guarantor shall be the surviving person and shall remain, directly or indirectly, a Wholly Owned Subsidiary of the Administrative Borrower); provided, that, the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable;

(e) any Company that is not a Loan Party may merge into any other Company that is not a Loan Party; and

(f) any Restricted Subsidiary that is not a Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up could not reasonably be expected to be disadvantageous to the Agent and the Lenders in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Administrative

Borrower shall have previously provided to the Agent and the Co-Collateral Agents such certifications or documents as the Agent or the Co-Collateral Agents shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agent or the Co-Collateral Agents shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06 Asset Sales. Effect any disposition of any property, or agree to effect any disposition of any property; except that the following shall be permitted:

(a) Sales, trade-ins or dispositions of used Equipment in the ordinary course of business, and dispositions of surplus, worn out or obsolete property by the Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Administrative Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property (other than the Equity Interests of a Loan Party that is a Restricted Subsidiary of the Administrative Borrower); provided, that, (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $10,000,000 in any period of 12 consecutive months, except, that, the consideration received in respect of the sales of assets listed on Schedule 6.06(b) shall not be applied against such dollar limit, (ii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis and (iii) at least seventy-five (75%) percent of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents and is received at the time of the consummation of any such disposition;

(c) leases of real or personal property (other than Sale and Leaseback Transactions) in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(e) Investments in compliance with Section 6.04;

(f) dispositions consisting of mergers and consolidations in compliance with Section 6.05;

(g) Dividends in compliance with Section 6.08;

(h) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(i) any disposition of property that constitutes a Casualty Event;

(j) any disposition of property by (i) any Subsidiary of the Administrative Borrower to the Administrative Borrower or any of its Restricted Subsidiaries, and (ii) any Restricted Subsidiary of the Administrative Borrower that is not a Loan Party to another Restricted Subsidiary of the Administrative Borrower that is not a Loan Party; provided, that, in each case, that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(k) grants of licenses or sublicenses in the ordinary course of business to use the Administrative Borrower’s or any of its Restricted Subsidiaries’ Intellectual Property and technology to the extent that such license or sublicense does not materially impair the conduct of the business of the Administrative Borrower or any of its Restricted Subsidiaries or otherwise prohibit the Agent from obtaining a security interest in the Intellectual Property or technology subject to such license or sublicense;

(l) the disposition of all or substantially all of the assets or Equity Interests of Vibration Technology, Inc.; provided, that, (i) such disposition is made for Fair Market Value and on an arms-length commercial basis, and (ii) at least seventy-five (75%) percent of the consideration received in respect of such disposition of property is in the form of cash or Cash Equivalents and is received at the time of the consummation of any such disposition; and

(m) Sale and Leaseback Transactions permitted under Section 6.03.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Administrative Borrower shall have previously provided to the Agent and the Co-Collateral Agents such certifications or documents as the Agent or the Co-Collateral Agents shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agent or the Co-Collateral Agents shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any time) except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by the Administrative Borrower and its Restricted Subsidiaries shall be permitted to the extent permitted by Section 6.10(c) and capital expenditures by the Administrative Borrower and its Restricted Subsidiaries shall be permitted to the extent excluded from the definition of Capital Expenditures in the definition thereof;

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08; and

(i) Sale and Leaseback Transactions in compliance with Section 6.03;

provided, that, the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08 Dividends and other Restricted Payments. Authorize, declare or pay, directly or indirectly, any Dividends or other Restricted Payment with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) (i) any Restricted Subsidiary of the Administrative Borrower may pay Dividends to the Administrative Borrower or to any Wholly-Owned Subsidiary of the Administrative Borrower that is a Restricted Subsidiary and (ii) any non-Wholly-Owned Subsidiary of the Administrative Borrower that is a Restricted Subsidiary may pay cash Dividends to its shareholders, members or partners generally, so long as the Administrative Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(b) so long as no Event of Default then exists or would result therefrom, payments by the Administrative Borrower to repurchase or redeem Qualified Capital Stock of the Administrative Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided, that, the aggregate amount of such payments shall not exceed, in any period of 12 consecutive months, $1,000,000 and, in the aggregate, $3,000,000;

(c) so long as no Specified Event of Default then exists or would result therefrom and the Administrative Borrower is treated as a partnership or similar pass through entity for federal income taxes, cash Dividends by the Administrative Borrower to its equity holders at the times and in the amounts necessary to enable such equity holders to make tax payments solely with respect to their allocable share of the income of the Administrative Borrower in any taxable year (collectively, the “Permitted Tax Distributions”); except, that, with respect to any Permitted Tax Distributions under this Section 6.08(c) that are attributable to any Unrestricted Subsidiary, such Permited Tax Distributions shall only be permitted to the extent that either (i) such Unrestricted Subsidiary has made one or more cash distributions, to Administrative Borrower or any of its Restricted Subsidiaries for such purpose in an amount up to the amount of such Unrestricted Subsidiary’s proportionate share of such Permitted Tax Distributions or (ii) the amount of such Permitted Tax Distributions made by the Administrative Borrower on behalf of such Unrestricted Subsidiary is permitted to be made as an Investment under this Agreement;

(d) the Administrative Borrower may make Restricted Payments pursuant to and in accordance with stock option and benefits plans, including, without limitation, (i) cashless exercises of any such options, (ii) the delivery to Administrative Borrower of shares of Administrative Borrower’s common stock or restricted stock units by directors, management and employees of the Administrative Borrower or any Subsidiary thereof to cover tax withholding obligations associated with grants or exercises of stock options, restricted stock, restricted stock units or other equity-based awards, as well as other Restricted Payments pursuant to and in accordance with option plans or other benefit plans for management or employees of the Administrative Borrower and its Subsidiaries and (iii) so long as (A) no Event of Default is then outstanding or would result therefrom and (B) the Payment Conditions are satisfied, the purchase of the Administrative Borrower’s common stock on the open market and the re-issuance of such common stock to officers and employees of the Administrative Borrower in connection with incentive compensation plans or other agreements with officers, directors or employees of the Administrative Borrower approved by the Board of Directors of the Administrative Borrower, option plans or other benefit plans for management or employees of the Administrative Borrower and its Subsidiaries;

(e) the Administrative Borrower may exchange an Equity Interest of the Administrative Borrower for Qualified Capital Stock of the Administrative Borrower; and

(f) other cash Restricted Payments so long as the Payment Conditions are satisfied.

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Restricted Payments permitted by Section 6.08;

(b) Investments permitted by Section 6.04;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; and

(d) the Transactions as contemplated by, and in accordance with, the Transaction Documents.

Notwithstanding anything to the contrary contained above in this Section 6.09, in no event shall any Company pay any management, consulting or similar fees to any Affiliate of any Company other than fees paid to a Borrower.

Section 6.10 Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio. During each Covenant Compliance Period, not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Covenant Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Covenant Compliance Period to be less than 1.00:1.00 and (iii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending during such Covenant Compliance Period to be less than 1.00:1.00.

(b) Maximum First Lien Leverage Ratio. During each Covenant Compliance Period, not permit (i) the First Lien Leverage Ratio for the last Test Period ended prior to the beginning of such Covenant Compliance Period for which financial statements are available to be greater than 5.00:1.00, (ii) the First Lien Leverage Ratio for any Test Period for which financial statements first become available during such Covenant Compliance Period to be greater than 5.00:1.00 and (iii) the First Lien Leverage Ratio for any Test Period ending during such Covenant Compliance Period to be greater than 5.00:1.00.

(c) Minimum Cash Flow. Until (i) Excess Availability is greater than the greater of (A) seventeen and one-half percent (17.5%) of the Total Availability and (B) $25,000,000 for a period for 30 consecutive days, and (ii) for two consecutive fiscal quarters for which Agent has received financial statements, Borrowers’ Consolidated Fixed Charge Coverage Ratio ending on the last day of each of such two consecutive fiscal quarters has been in excess of 1.00:1.00 for the Test Periods, Borrowers, beginning with the first full fiscal month after the Closing Date, shall maintain (A) a Minimum Cash Flow of not less than negative $45,000,000 during the term of this Agreement and (B) during any twelve consecutive month period, a Minimum Cash Flow of not less than negative $25,000,000. The Minimum Cash Flow covenant shall be tested monthly and on a cumulative basis.

(d) Limitation on Capital Expenditures. During any fiscal year, permit the aggregate amount of Capital Expenditures made during such period to exceed an amount equal to one hundred thirty percent (130%) of the Capital Expenditures as set forth in the Projections delivered to the Agent and the Co-Collateral Agents as of the Closing Date; except, that, Capital Expenditures may exceed such amount if, with respect to each Capital Expenditure made in excess of such amount, the Payment Conditions under clauses (a) and (b) of the definition of Payment Conditions are satisfied in each instance.

(e) Equity Cure Rights. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.10, any cash equity contribution (arising from the issuance by the Administrative Borrower of Qualified Capital Stock or other equity of the Administrative Borrower having terms reasonably acceptable to the Agent and the Co-Collateral Agents) received by the Borrowers after the last day of any fiscal quarter and on or prior to the day that is five (5) days after the day on which financial statements are required to be delivered for that fiscal quarter (it being understood and agreed that the Lenders (including the Swingline Lender and the Issuing Bank) shall have no obligation to make additional Loans or otherwise extend additional credit during such five (5) day period) will, at the request of the Administrative Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided, that, (a) the Administrative Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two (2) consecutive fiscal quarters in the Relevant Four Fiscal Quarter Period (as defined below) in which no Specified Equity Contribution has been made, (b) there shall no more than two (2) Specified Equity Contributions during any twelve (12) consecutive fiscal month period and no more than five (5) Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Borrowers to be in compliance with the financial covenants, and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels, Applicable Margin, applicable Applicable Commitment Fee Percentage, and other items governed by reference to Consolidated EBITDA, and for purposes of the Dividends covenant in Section 6.08), and (e) so long as a Cash Dominion Event exists and is continuing, the proceeds of all Specified Equity Contributions will be applied to prepay the Revolving Loans. To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating any financial covenant set forth in Section 6.10 for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated EBITDA will be increased as a result of such Specified Equity Contribution.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc. Directly or indirectly:

(a) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness, any Senior Unsecured Notes or any Additional Unsecured Notes other than in connection with a Permitted Refinancing of such Indebtedness, unless the Payment Conditions are satisfied as to any such payment, prepayment, redemption, retirement, defeasance or acquisition for value;

(b) amend or modify, or permit the amendment or modification of, any provision of (x) any Transaction Document or any Material Indebtedness (including the Senior Unsecured Notes Documents and the documents governing the Additional Unsecured Notes) in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of the Agent, the Co-Collateral Agents or any Lender; or

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Agent, the Co-Collateral Agents or any Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Restricted Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Legal Requirements;

(b) this Agreement and the other Loan Documents;

(c) the Senior Unsecured Notes Documents or any Permitted Refinancing Indebtedness in respect thereof;

(d) the documents governing any Additional Unsecured Notes or any Permitted Refinancing Indebtedness in respect thereof;

(e) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary;

(f) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business;

(g) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided, that, (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;

(h) any encumbrances or restrictions imposed by any amendments that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (c) above; provided, that, such amendments are not materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment;

(i) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; or

(j) any agreement relating to Indebtedness of Subsidiaries permitted by this Agreement.

Section 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to the Administrative Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to any Restricted Subsidiary of the Administrative Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Administrative Borrower or any Restricted Subsidiaries in any class of the Equity Interests of such Restricted Subsidiary, (ii) Restricted Subsidiaries of the Administrative Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to the Administrative Borrower or a Wholly Owned Subsidiary of the Administrative Borrower which is a Restricted Subsidiary to own such Equity Interests and, in the case of a Restricted Subsidiary of the Administrative Borrower that is not a Loan Party, to other persons which are to own such Equity Interests to the extent otherwise permitted hereunder and (iii) for directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements. All Equity Interests issued to a Loan Party in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Agent for pledge pursuant to the applicable Security Document.

Section 6.14 Business. Engage (directly or indirectly) in any business activity if, as a result the general nature of the business of the Companies, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by the Companies, taken as a whole, as of the Closing Date, and any business that is reasonably similar or ancillary thereto and reasonable extensions thereof.

Section 6.15 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.16 Fiscal Periods. Change its fiscal year-end to a date other than January 31, or its fiscal quarters to a date other than April 30, July 31, October 31 and January 31: provided, however, that the fiscal year and fiscal quarters may be changed to a calendar year and calendar quarters.

Section 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (c) the Senior Unsecured Notes Documents; (d) the documents governing the Additional Unsecured Notes; and (e) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that, (x) such restrictions apply only to such property to be sold or disposed of, and (y) such sale is permitted hereunder, or (iii) consists of customary provisions in leases and other contracts restricting subletting or assignment of any lease governing a leasehold interest of the Administrative Borrower or one of its Restricted Subsidiaries.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

(c) (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

Section 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order or any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium (if any) and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and, to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any of the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender, Co-Collateral Agent or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding. The Secured Parties further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Loan Party hereunder).

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Agent pursuant to the Security Documents shall be released. If, in compliance with the terms and provisions of the Loan Documents, any Guarantor becomes an Excluded Subsidiary, such Guarantor shall, upon becoming an Excluded Subsidiary, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of its Equity Interests to the Agent pursuant to the Security Documents shall be released. So long as the Administrative Borrower shall have previously provided the Agent such certifications or documents as the Agent shall reasonably request, the Agent shall take, and the Lenders hereby irrevocably authorize the Agent to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to any Secured Party, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 7.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Section 7.01 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under Section 7.01, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document by any Loan Party, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document, or in any certificate, financial statement or other instrument required to be given or delivered by any Loan Party pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or so furnished (or false or misleading in any respect in the case of representations and warranties qualified by materiality or Material Adverse Effect);

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01(d), Section 5.01(e), Section 5.02(a), Section 5.03(a) (as it relates to a Borrower), Section 5.04(a), Section 5.08, Section 5.13, Section 5.14, Section 5.17 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document as (other than those specified in clause (a), (b) or (d) above) and such default shall continue unremedied or shall not have been waived (i) in the case of the Agent Fee Letter and the Arranger Engagement Letter, for a period of three Business Days, and (ii) in the case of any other covenant, condition or agreement for a period of 30 days;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that, it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) equals or exceeds $5,000,000 at any one time;

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than an Immaterial Subsidiary) or of a substantial part of the property of any Company (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary); or (iii) the winding-up or liquidation of any Loan Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g)

above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except to the extent permitted by Section 6.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount of $5,000,000 or more that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document shall cease (except in accordance with its terms) to be in full force and effect, or shall cease to give the Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in and Lien on, all of the Collateral (other than an immaterial portion) thereunder) in favor of the Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral (other than an immaterial portion) covered thereby;

(l) (x) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, (y) a proceeding shall be commenced by or on behalf of any Loan Party or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or (z) any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations;

(m) Any representation or warranty contained in Section 3.22 is or becomes false or misleading; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Revolving Commitments; (ii)

declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise (and/or direct the Agent to exercise) any and all of its (or the Agent’s) other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to any Borrower described in clause (g) or (h) above, the Revolving Commitments shall automatically terminate and the principal of the Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition to the extent not prohibited by applicable Legal Requirements and, in addition, the Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

Section 8.02 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and Fees and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and Fees and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Administrative Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Application of Proceeds. The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Agent pursuant to this Agreement or any other Loan Document, promptly by the Agent as follows:

(a) First, to the indefeasible payment in full in cash of all reasonable and documented out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Agent, the Co-Collateral Agents and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Agent or the Co-Collateral Agents in connection therewith and all amounts for which Agent or the Co-Collateral Agents are entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the indefeasible payment in full in cash, pro rata, of interest in respect of all Protective Advances and Overadvances;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of all Protective Advances and Overadvances;

(e) Fifth, without duplication of amounts applied pursuant to clauses (a) through (d) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit, Bank Product Obligations and Obligations owed to Defaulting Lenders), in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (e), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(f) Sixth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Secured Obligations (including Reimbursement Obligations, obligations to Cash Collateralize Letters of Credit and any Bank Product Obligations then due and owing to the extent of Reserves then maintained by the Agent and the Co-Collateral Agents with respect thereto (but excluding Bank Product Obligations that are not then covered by such Reserves and Obligations owed to Defaulting Lenders));

(g) Seventh, to pay any other Secured Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations that were not paid pursuant to clause (f) immediately above, with any balance to be paid to the Agent, to be held by the Agent, for the ratable benefit of the Bank Product Providers, as cash collateral);

(h) Eighth, ratably to pay any Secured Obligations owed to Defaulting Lenders; and

(i) Ninth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE CO-COLLATERAL AGENTS

Section 10.01 Appointment/Actions by Co-Collateral Agents. (a) Each Lender and the Issuing Bank hereby irrevocably designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably designate and appoint) each of the Agent and the Co-Collateral Agents as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and the Issuing Bank irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) each of Agent and Co-Collateral Agents, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Agent or the Co-Collateral Agents, as applicable, by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agent, the Co-Collateral Agents, the Lenders, the Issuing Bank and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agent and the Co-Collateral Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each of the Agent and the Co-Collateral Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of their respective Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent or the Co-Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender, and the Co-Collateral Agents irrevocably appoint the Agent, as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly following the Agent’s request therefor, shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions. The Lenders hereby acknowledge and agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge and authorize) that the Agent may act as the collateral agent for the Secured Parties.

(c) With respect to any action or determination to be taken or made by the Co-Collateral Agents hereunder or under any of the other Loan Documents, Co-Collateral Agents shall seek, in good faith, to reach a consensus decision for such action or determination; if, after consulting in good faith, Co-Collateral Agents are unable to agree on the action to be taken or the determination to be made, the determination or action shall be made by the Co-Collateral Agent either asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to the Borrowers and their Subsidiaries under this Agreement) or declining to permit the requested action for which consent is being sought by the Borrowers, as applicable.

Section 10.02 Agents in their Individual Capacity. Each person serving as an Agent under the definition of Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 10.03 Exculpatory Provisions. The Agent and the Co-Collateral Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Agent nor the Co-Collateral Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Agent nor the Co-Collateral Agents shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Co-Collateral Agents, as applicable, are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided, that neither the Agent nor the Co-Collateral Agents shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent or the Co-Collateral Agents are not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Insolvency Law, and (c) except as expressly set forth in the Loan Documents, neither the Agent nor the Co-Collateral Agents shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or the Co-Collateral Agents, as applicable, or any of its Affiliates in any capacity. Neither the Agent nor the Co-Collateral Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any of the Agent or the Co-Collateral Agents shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Neither the Agent nor the Co-Collateral Agents shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to the Agent or the Co-Collateral Agents, as applicable, by any Borrower, a Lender or the Issuing Bank, and neither the Agent nor the Co-Collateral Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Agent and/or the Co-Collateral Agents may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Agent and/or Co-Collateral Agents, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. Neither the Agent nor the Co-Collateral Agents shall be liable for any action taken or not taken by any such service provider. Neither the Agent nor the Co-Collateral Agents, as applicable, nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Agent or the Co-Collateral Agents, as applicable, under or in connection with any of the Loan Documents. If Agent or Co-Collateral Agents shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Agent or Co-Collateral Agents, as applicable, shall be entitled to refrain from such act or taking such action unless and until Agent or Co-Collateral Agents, as applicable, shall have received instructions from the Required Lenders; and Agent or Co-Collateral Agents, as applicable, shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent or Co-Collateral Agents, as applicable, as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

Section 10.04 Reliance by Agent. The Agent and the Co-Collateral Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. The Agent and the Co-Collateral Agents also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent and the Co-Collateral Agents may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent and the Co-Collateral Agents shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent and the Co-Collateral Agents may each consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties. The Agent and the Co-Collateral Agents may each perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Agent or the Co-Collateral Agents, as applicable. The Agent and the Co-Collateral Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent or the Co-Collateral Agents, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as agent. The Agent and the Co-Collateral Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent or the Co-Collateral Agents, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 10.06 Successor Agent. The Agent or either Co-Collateral Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and the Administrative Borrower and without notice to the Bank Product Providers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, so long as no Default shall have then occurred and be continuing, to appoint a successor Agent or Co-Collateral Agent, as applicable, from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent or Co-Collateral Agent gives notice of its resignation, then the retiring Agent or Co-Collateral Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent or Co-Collateral Agent, as applicable, which successor shall be a commercial banking institution or other finance company organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided, that if such retiring Agent or Co-Collateral Agent is unable to find a commercial banking institution or other finance company that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s or Co-Collateral Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent or Co-Collateral Agent shall be discharged from its respective duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent or the Co-Collateral Agent, as applicable, under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent or Co-Collateral Agent.

Upon the acceptance of its appointment as Agent or Co-Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Co-Collateral Agent, and the retiring (or retired) Agent or Co-Collateral Agent shall be discharged from its respective duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Agent or Co-Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s or Co-Collateral Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.09 and 11.10 shall continue in effect for the benefit of such retiring Agent or Co-Collateral Agent, its respective sub-agents and its respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent or Co-Collateral Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon Agent, any Co-Collateral Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any Co-Collateral Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent or Co-Collateral Agents to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, this Agreement, the other Loan Documents or the transactions hereunder or thereunder or contemplated hereby or thereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

Section 10.08 Name Agents. The parties hereto acknowledge that the Arranger, the Documentation Agent and the Syndication Agent hold their titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

Section 10.09 Indemnification. The Lenders severally agree to indemnify the Agent and the Co-Collateral Agents in their capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Revolving Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Revolving Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against the Agent or the Co-Collateral Agents, as applicable, or Related Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by the Agent or the Co-Collateral Agents, as applicable, or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Agent’s or the Co-Collateral Agents’, as applicable, or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder and the termination of the Revolving Commitments.

Section 10.10 Withholding Taxes. To the extent required by any applicable Legal Requirements, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Agent without the applicable withholding Tax being withheld from such payment and the Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11 Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Administrative Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Administrative Borrower and its Subsidiaries. Neither the Agent nor the Co-Collateral Agents shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and neither the Agent nor the Co-Collateral Agents shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and the Issuing Bank acknowledge that neither the Agent nor the Co-Collateral Agents or Related Person of the Agent or the Co-Collateral Agents, as applicable, has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by the Agent or the Co-Collateral Agents, as applicable, to the Lenders or the Issuing Bank, neither the Agent nor the Co-Collateral Agents shall have any duty or responsibility (either express or implied) to provide any Lender or the Issuing Bank with any credit or other information concerning any Loan Party or any Affiliate of a Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Agent or the Co-Collateral Agents, as applicable, or any of their Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Agent, the Co-Collateral Agents, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 10.12 Security Documents and Guarantees.

(a) Each Secured Party hereby further authorizes the Agent on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantees, the Collateral and the Loan Documents; provided that the Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Bank Product Obligations with respect to any Bank Product Agreement. Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release any Guarantor from the Guarantees pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented, if such Person (A) ceases to be a Subsidiary as a result of a transaction permitted hereunder, (B) becomes an Unrestricted Subsidiary or (C) becomes an Excluded Subsidiary; provided, that, no such release shall occur with respect to an entity that ceases to be a Subsidiary if such Guarantor continues to be a guarantor in respect of the Senior Unsecured Notes unless and until each Guarantor is (or is being simultaneously) released from its guarantee with respect to the Senior Unsecured Notes.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Agent, the Co-Collateral Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

(c) (i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations (other than Secured Obligations in respect of any Bank Product Agreement and contingent indemnification obligations for which no claim or demand has been made) have been paid in full, all Revolving Commitments have terminated or expired and all Letters of Credit have terminated or expired (or have been Cash Collateralized), upon request of the Administrative Borrower, the Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Bank Product Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Administrative Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Agent and the Co-Collateral Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent or the Co-Collateral Agents, as applicable, be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.13 Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Loan Party, the Agent or Co-Collateral Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent or Co-Collateral Agents shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent or the Co-Collateral Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel and all other amounts due the Agent or the Co-Collateral Agents under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent or the Co-Collateral Agents under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agent, its agents and counsel, and any other amounts due the Agent or the Co-Collateral Agents under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Agent or the Co-Collateral Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent or the Co-Collateral Agents to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

if to any Loan Party, to the Administrative Borrower at:

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 700

The Woodlands, TX 77380

Attn: Andrew Grygiel

Telephone: 281-475-2698

Email: Andrew.Grygiel @Layne.com

with a copy to (for informational purposes only and not constituting any required notice hereunder):

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 700

The Woodlands, TX 77380

Attn: Steve Crooke

Telephone: 281-475-2626

Facsimile No.: (281) 475-2758

Email: Steve.Crooke@Layne.com

if to the Agent, to it at:

PNC Bank, National Association

340 Madison Avenue, 11th Floor

New York, NY 10173

Attn: Robert Anchundia

Telephone: 212-752-6098

Facsimile No.: 212-303-0060

Email: robert.anchundia@pnc.com

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Lisa Pierce

Telephone: (412) 762-6442

Facsimile: (412) 762-8672

with an additional copy to:

Clark Hill Thorp Reed, LLP

One Oxford Centre

301 Grant Street, 14th Floor

Pittsburgh, Pennsylvania 15219

Attention: D. Craig Russell, III, Esquire

Telephone: 412-394-7730

Facsimile: 412-394-2555

if to the Co-Collateral Agents, to them at:

PNC Bank, National Association

340 Madison Avenue, 11th Floor

New York, NY 10173

Attn: Robert Anchundia

Telephone: 212-752-6098

Facsimile No.: 212-303-0060

Email: robert.anchundia@pnc.com

Wells Fargo Bank, N.A.

301 S College St. 5th Floor

Charlotte, NC 28202

Attn: Syndicated Finance —Ryan Birnel

Telephone: 704-715-5987

Facsimile No.: 704-383-8067

Email: ryan.p.birnel@wellsfargo.com

if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

if to the Swingline Lender, to it at:

PNC Bank, National Association

340 Madison Avenue, 11th Floor

New York, NY 10173

Attn: Robert Anchundia

Telephone: 212-752-6098

Facsimile No.: 212-303-0060

Email: robert.anchundia@pnc.com

if to the Issuing Bank, to it at:

PNC Bank, National Association

340 Madison Avenue, 11th Floor

New York, NY 10173

Attn: Robert Anchundia

Telephone: 212-752-6098

Facsimile No.: 212-303-0060

Email: robert.anchundia@pnc.com

Notice and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. Any party hereto may change its address, facsimile number or e-mail address for notice and other communications hereunder by notice to the other parties hereto. The Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. Each Loan Party hereby agrees that it will provide to the Agent and the Co-Collateral Agents the all information, documents and other materials that it is obligated to furnish to the Agent and the Co-Collateral Agents pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Agent and the Co-Collateral Agents at the e-mail address(es) provided to the Administrative Borrower by the Agent and the Co-Collateral Agents from time to time or in such other form, including hard copy delivery thereof, as the Agent or the Co-Collateral Agents shall reasonably request. In addition, each Loan Party agrees to continue to provide the Communications to the Agent and the Co-Collateral Agents in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Agent or the Co-Collateral Agents shall reasonably request. Nothing in this Section 11.01 shall prejudice the right of the Agent, Co-Collateral Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Agent or Co-Collateral Agents shall reasonably request.

(c) The Agent and the Co-Collateral Agents agree that receipt of the Communications by the Agent or the Co-Collateral Agents at their e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Agent or the Co-Collateral Agents, as the case may be, for purposes of the Loan Documents.

(d) Each Loan Party further agrees that the Agent and the Co-Collateral Agents may make the Communications available to the Lenders or the Issuing Bank by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agent and the Co-Collateral Agents do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or the Co-Collateral Agents in connection with the Communications or the Platform. In no event shall the Agent or the Co-Collateral Agents have any liability to any Loan Party, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or the Agent’s or the Co-Collateral Agents’ transmissions of Communications through the Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Agent or the Co-Collateral Agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) Each Loan Party and each Lender agrees that the Agent and the Co-Collateral Agents may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Agent’s or the Co-Collateral Agents’ customary document retention procedures and policies.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Administrative Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Borrower nor the Agent or the Co-Collateral Agents, as applicable, has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.02 Waivers; Amendment. (a) No failure or delay by the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Co-Collateral Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, the Co-Collateral Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.15(c) and Sections 11.02(c) and 11.02(d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that, no such agreement shall:

(i) increase or extend the expiry date of the Revolving Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or an extension of the expiry date of the Revolving Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) postpone or extend the maturity of any Loan, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Revolving Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby;

(v) change Section 2.09(c), Section 2.13(b) or (c) or Section 9.01 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii) release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(viii) except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(ix) subordinate the Obligations under the Loan Documents to any other Indebtedness;

(x) change the definition of the Borrowing Base or any definitions used therein in a manner that is intended to increase any of the availability under the Borrowing Base without the written consent of the Required Lenders; provided, that, the consent of the Lenders shall not be required for the Agent or the Co-Collateral Agents, as applicable, to use their Permitted Discretion to make adjustments to the eligibility or to impose or remove Reserves, in each case in accordance with the terms of this Agreement;

(xi) increase the advance rates for the Borrowing Base, without the written consent of each Lender; or

(xii) increase the Total Revolving Commitments to an amount greater than $135,000,000, without the written consent of the Required Lenders as determined based upon the Commitments as in effect on the Closing Date;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender without the prior written consent of the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Agent (and, if their rights or obligations are affected thereby, the Issuing Bank, the Swingline Lender and the Agent) if (1) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (3) Section 2.15(b) is complied with, as applicable.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d) Further, notwithstanding the foregoing, if, following the Closing Date, the Agent and the Administrative Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Administrative Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (it being understood that the Agent has no obligation to agree to any such amendment).

Section 11.03 Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable documented out-of-pocket costs and expenses incurred by the Arranger, the Agent, the Co-Collateral Agents, the Issuing Bank and the Swingline Lender, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Agent, the Co-Collateral Agents, the Issuing Bank and the Swingline Lender in connection with the syndication of the Loans and Revolving Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Revolving Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of counsel as may be necessary or appropriate in the judgment of the Agent or the Co-Collateral Agents, and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all documented out-of-pocket costs and expenses incurred by the Arranger, the Agent, the Co-Collateral Agents, the Issuing Bank, the Swingline Lender, or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided, that, in the case of charges of outside counsel not related to the enforcement, preservation and protection of the rights of the Arranger, the Agent, the Co-Collateral Agents, the Issuing Bank, the Swingline Lender or any Lender, as the case may be, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel for the Agent, the Co-Collateral Agents and the Lenders (taken as a group), (y) one local counsel in each relevant jurisdiction for the Agent and the Lenders (taken as a group) and (z) one regulatory counsel in each relevant jurisdiction for the Agent and the Lenders (taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons) and (B) one local and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction);

(iii) all reasonable costs and expenses incurred by the Agent and the Co-Collateral Agents, including the fees, charges and disbursements of Advisors for the Agent and the Co-Collateral Agents, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Agent and the Co-Collateral Agents is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iv) subject to Section 5.13, all reasonable out-of-pocket costs and expenses incurred by (or on behalf of) the Co-Collateral Agents in respect of Collateral appraisal, audit and field examination fees and expenses (including travel, meals and lodging, plus a per diem charge at the Co-Collateral Agents’ (or their designee’s or representative’s) then standard rate for the Co-Collateral Agents’ examiners in the field and office); and

(v) all Other Taxes in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agent, the Co-Collateral Agents, each Lender, the Issuing Bank, the Swingline Lender, and each Affiliate of any of the foregoing persons and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time or any actual or alleged presence, Release or threatened Release of Hazardous Materials on, at, under or from any property formerly owned, leased or operated by any Company at the time of its ownership, lease or operations, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering Designated Real Property owned, leased or operated by any Company, (viii) the consummation of the Transactions (including the syndication of the Loans) and the other transactions contemplated hereby or (ix) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons.

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Agent, the Co-Collateral Agents and any affected Lender (such consent not to be unreasonably withheld), the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) and asserted against an Indemnitee unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Revolving Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender under clause (a) or (b) of this Section 11.03 in accordance with Section 10.03, each Lender severally agrees to pay to the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that, the unreimbursed Claim was incurred by or asserted against any of the Agent, the Co-Collateral Agents, the Issuing Bank, or the Swingline Lender in its capacity as such. For purposes of this clause (e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Exposure and unused Revolving Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.03. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of the Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) All amounts due under this Section 11.03 shall be payable on demand (accompanied by an invoice or other reasonable documentation) therefor.

Section 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Agent, the Co-Collateral Agents, the Issuing Bank, the Swingline Lender and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void ab initio). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in clause (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided, that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication by the Arranger of the Revolving Commitments and the Revolving Loans or (C) an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Revolving Loans, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that, such fee shall not be payable in the case of an assignment by any Lender to an Affiliate or an Approved Fund of such Lender;

(iv) the assignee, if it shall not then be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(v) each of the Agent, the Co-Collateral Agents, the Swingline Lender, the Issuing Bank and (except (I) when an Event of Default has occurred and is continuing, (II) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (III) in connection with the primary syndication by the Arranger of the Revolving Commitments) the Administrative Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, any consent of the Issuing Bank and the Swingline Lender required under this clause (b) may be withheld by such person in its sole discretion. Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that, any liability of the Borrowers to such assignee under Sections 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Borrowers in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03.

(c) The Agent, acting for this purpose as an agent of the Administrative Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Agent, the Co-Collateral Agents, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, the Issuing Bank, the Agent, the Co-Collateral Agents, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to any Borrower, the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Co-Collateral Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14, subject to the requirements and limitations therein to, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b); provide that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.15 as if it were an assignee under Section 11.04(b); and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrowers, to the extent that the Participant requests payment under Section 2.11, 2.12 or 2.14 from the Borrowers) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Administrative Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant agrees to comply with Section 2.14(f) as though it were a Lender (it being understood that the documentation required in Section 2.14(f) shall be delivered to the participating Lender).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers, the Issuing Bank, the Swingline Lender, the Agent, the Co-Collateral Agents or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and the Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to a Borrower pursuant to this Agreement; provided, that, (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrowers or any other Loan Party or the Agent to deal with such SPC directly, obligate the Borrowers or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrowers. The Loan Parties and the Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any Material Non-Public Information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws domestic or foreign, federal, state, provincial or otherwise, based on or analogous or similar to the Uniform Electronic Transactions Act.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Revolving Commitments have not expired or terminated. The provisions of Article X and Sections 2.11, 2.12, 2.14, 11.03, 11.05, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Agent Fee Letter, the Arranger Engagement Letter and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, the Co-Collateral Agents and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of the Agent, the Co-Collateral Agents, any Lender or any Issuing Bank shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent, the Co-Collateral Agents, Issuing Bank or Lenders (or to Agent, on behalf of Lenders, the Co-Collateral Agents or Issuing Bank), or the Agent, the Co-Collateral Agents, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, and governed by, the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12 Confidentiality. Each of the Agent, the Co-Collateral Agents, the Arranger, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(g), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and their respective obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (g) with the consent of the Borrowers, (h) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information) or (i) to the extent such Information (a) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (b) becomes available to the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or any Subsidiary. In addition, the Agent, the Co-Collateral Agents, the Issuing Bank and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Agent, the Co-Collateral Agents, the Issuing Bank and the Lenders in connection with the administrative and management of this Agreement and the other Loan Documents. For the purposes of this Section 11.12, “Information” shall mean all information received from the Borrowers relating to the

Borrowers or any of their respective Subsidiaries or their business, other than any such information that is available to the Agent, the Co-Collateral Agents, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Agent, the Co-Collateral Agents and any other Lender that is a signatory hereto) shall do so by delivering to the Agent an Assignment and Acceptance duly executed by such Lender, the Administrative Borrower (if the Administrative Borrower’s consent to such assignment is required hereunder) and the Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Agent, the Co-Collateral Agents, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 11.17 Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act.

Section 11.18 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Agent as to the amounts that are due and owing to it and such written certification is received by the Agent a reasonable period of time prior to the making of such distribution. The Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the

Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Borrowers may obtain Bank Products from any Bank Product Provider, although the Borrowers are not required to do so. The Borrowers acknowledge and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 11.19 Excluded Swap Obligations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT, ANY EXCLUDED SWAP OBLIGATIONS SHALL BE EXCLUDED FROM (A) THE DEFINITION OF “SECURED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) CONTAINED HEREIN OR IN ANY SECURITY DOCUMENT AND NO LIEN GRANTED PURSUANT TO ANY SECURITY DOCUMENT SHALL SECURE ANY EXCLUDED SWAP OBLIGATIONS AND (B) THE DEFINITION OF “GUARANTEED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) IN THE GUARANTEE OR IN ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS AND NO EXCLUDED SWAP OBLIGATIONS SHALL BE GUARANTEED PURSUANT TO ANY SUCH GUARANTEE.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:	/s/ Andrew Grygiel
Name:	Andrew Grygiel
Title:	Vice President & Treasurer

CO-BORROWERS

BENCOR CORPORATION OF AMERICA-FOUNDATION SPECIALIST
COLLECTOR WELLS INTERNATIONAL, INC.
FENIX SUPPLY LLC
INLINER TECHNOLOGIES, LLC
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE HEAVY CIVIL, INC.
LAYNE INLINER, LLC
LAYNE TRANSPORT CO.
LINER PRODUCTS, LLC
REYNOLDS WATER ISLAMORADA, LLC
VIBRATION TECHNOLOGY, INC.
W.L. HAILEY & COMPANY, INC.

By:	/s/ Andrew Grygiel
Name:	Andrew Grygiel
Title:	Vice President & Treasurer

GUARANTORS

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
LAYNE INTERNATIONAL, LLC
LAYNE SOUTHWEST, INC.
MEADORS CONSTRUCTION CO., INC.
MID-CONTINENT DRILLING COMPANY

By:	/s/ Andrew Grygiel
Name:	Andrew Grygiel
Title:	Vice President & Treasurer

Signature page to Layne Christensen Credit Agreement (2014)

PNC BANK, NATIONAL ASSOCIATION
as Agent, Co-Collateral Agent, as an Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Sara V. Traberman
Name: Sara V. Traberman
Title: Senior Vice President

Signature page to Layne Christensen Credit Agreement (2014)

WELLS FARGO BANK, N.A.
as Co-Collateral Agent and as a Lender

By:	/s/ Casimir Mazurkiewicz
Name: Casimir Mazurkiewicz
Title: Authorized Signatory

Signature page to Layne Christensen Credit Agreement (2014)

JFIN BUSINESS CREDIT FUND I LLC,
as a Lender

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

Signature page to Layne Christensen Credit Agreement (2014)

ANNEX I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Revolving Commitment
PNC Bank, National Association	340 Madison Avenue, 11th Floor New York, NY 10173 Attn: Robert Anchundia Telephone: 212-752-6098 Facsimile No.: 212-303-0060 Email: robert.anchundia@pnc.com	$75,000,000
Wells Fargo Bank, N.A	301 S College St. 5th Floor Charlotte, NC 28202 Attn: Syndicated Finance -Ryan Birnel Telephone: 704-715-5987 Facsimile No.: 704-383-8067 Email: ryan.p.birnel@wellsfargo.com	$50,000,000
JFIN Business Credit Fund I LLC	520 Madison Avenue New York, New York 10022 Attn: Brian E. Korchin, Esq. Telephone: 212-284-1728 Email: bkorchin@jefferies.com	$10,000,000